UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Origin Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Origin Bancorp, Inc.

PROXY STATEMENT AND NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

500 South Service Road East, Ruston, Louisiana 71270

March 13, 2025

DEAR ORIGIN BANCORP, INC. STOCKHOLDERS,

You are cordially invited to attend the Annual Meeting of Stockholders of Origin Bancorp, Inc., a Louisiana corporation (the “Company”), to be held on Wednesday, April 23, 2025, at 12:00 p.m., Central Time, at Squire Creek Country Club, 289 Squire Creek Parkway, Choudrant, Louisiana 71227.

On or about March 13, 2025, we mailed a Notice of Internet Availability of Proxy Materials to all stockholders of record at the close of business on March 4, 2025, containing instructions on how to access our Proxy Statement and how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials. You are urged to vote by proxy via the Internet, telephone, by mail, or in person at the Annual Meeting pursuant to the instructions in the Proxy Statement.

We have adopted rules promulgated by the Securities and Exchange Commission (“SEC”) that allow companies to furnish proxy materials to their stockholders over the Internet. The Proxy Statement contains information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to personally attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person at the Annual Meeting.

We appreciate your continued support of the Company.

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MEETING INFORMATION

Notice of Annual Meeting of Stockholders	Date: April 23, 2025	Time: 12:00 p.m., Central Time	Location: Squire Creek Country Club, 289 Squire Creek Parkway Choudrant, Louisiana 71227 Format: In Person Record Date: Close of business on March 4, 2025

VOTING ITEMS

1.	Elect 11 directors, to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified;
2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”) (the “Say-On-Pay Proposal”); and
3.	Ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Our Board of Directors (“Board”) has fixed the close of business on March 4, 2025, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our principal office during ordinary business hours beginning two business days after the Notice of Internet Availability of Proxy Materials is mailed through the completion of the Annual Meeting, including any adjournment or postponement thereof. The mailing address for our principal office is 500 South Service Road East, Ruston, Louisiana 71270.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on April 23, 2025. This proxy statement and our annual report to stockholders are available at www.obkannualmeeting.com.

By Order of the Board of Directors

Drake Mills
Chairman, President and Chief Executive Officer

Ruston, Louisiana
March 13, 2025

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TABLE OF CONTENTS

iii	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

1	PROXY STATEMENT

3	ABOUT THE ANNUAL MEETING

	9	Commitment To Sustainability

18	PROPOSAL 1: ELECTION OF DIRECTORS

	18	Director Nominees
	19	Director Nominee Qualifications and Experience
	26	Board Diversity
	27	2024 Named Executive Officers

29	CORPORATE GOVERNANCE

	29	Board Leadership Structure
	30	Director Independence
	31	Director Education and Self-Assessment
	31	Board Meetings and Committees
	40	Stockholder Nominees and Proposals for 2026 Annual Meeting
	41	Certain Relationships and Related-Party Transactions
	45	Director Compensation for Fiscal Year 2024

48	COMPENSATION DISCUSSION AND ANALYSIS

	48	Overview
	48	Key Compensation Committee Actions in 2024
	49	Executive Compensation Philosophy
	49	Compensation Best Practice
	50	2024 Business and Financial Highlights
	50	Say-On-Pay and Stockholder Outreach
	51	Role of Compensation Committee, Compensation Consultant and CEO
	52	Competitive Benchmarking and Compensation Peer Group

	52	Discussion of Executive Compensation Components
	62	Other Compensation Policies and Information
	62	Risk Assessment
	63	Clawbacks for Any Restatement; Executive Compensation Recovery Policy
	64	Insider Trading Policy and Restrictions
	65	Report of Compensation Committee
	66	Executive Compensation
	68	Grants of Plan-Based Awards
	69	Outstanding Equity Awards at 2024 Fiscal Year-End
	71	2024 Option Exercises and Stock Vested
	71	Supplemental Executive Retirement Plan and Executive Supplemental Income Agreement
	73	Bank-Owned Life Insurance Plans
	74	Employment Arrangements, CIC Agreements, and Potential Payments Upon Termination or CIC
	82	CEO Pay Ratio
	84	Pay Versus Performance (“PVP”)

90	PROPOSAL 2: ADVISORY VOTE ON THE SAY-ON-PAY PROPOSAL

92	PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

93	OTHER INFORMATION

	93	Stock Ownership of Principal Stockholders, Directors and Management

94	DELINQUENT SECTION 16(A) REPORTS

95	ANNUAL REPORT ON FORM 10-K

96	HOUSEHOLDING OF PROXY MATERIALS

vi	2025 Proxy Statement

PROXY STATEMENT

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please read this proxy statement, the voting instructions in the Notice of Internet Availability of Proxy Materials and vote. You may vote by proxy over the Internet, via telephone or, if you requested a paper proxy card in the mail, by completing, signing, dating and mailing the completed proxy card to us. You may also vote in person at the Annual Meeting. The instructions in the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services. You may revoke your proxy in the manner described in this proxy statement at any time before it is exercised. See “Voting Information and Questions You May Have—May I Change My Vote After I Have Submitted a Proxy?” for more information on how to vote your shares or revoke your proxy.

PROXY STATEMENT FOR

2025 Annual Meeting of Stockholders
to be held on April 23, 2025

Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” “our company,” “the Company” or “Origin” refer to Origin Bancorp, Inc., a Louisiana corporation, and its consolidated subsidiaries. All references to “Origin Bank” or “the Bank” refer to Origin Bank, our wholly-owned bank subsidiary. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $5.00 per share.

This proxy statement is being furnished in connection with the solicitation of proxies by our Board for use at the Annual Meeting of the Stockholders to be held on Wednesday, April 23, 2025, at 12:00 p.m., Central Time, at Squire Creek Country Club, 289 Squire Creek Parkway, Choudrant, Louisiana 71227, and any adjournments or postponements thereof for the purposes set forth in this proxy statement and the related notice of the Annual Meeting. The mailing address of the Company’s principal executive office is 500 South Service Road East, Ruston, Louisiana 71270.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be Held on April 23, 2025

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2024, over the Internet. Accordingly, we are providing our stockholders with a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote your shares, as well as instructions on how to request a paper or e-mail copy of our proxy materials. We believe this electronic distribution process expedites stockholders’ receipt of proxy materials and reduces the environmental impact and cost of printing and distributing our proxy materials. We mailed the Notice on or about March 13, 2025, to all stockholders of record entitled to vote at the Annual Meeting at the close of business on March 4, 2025. You should read our entire proxy statement carefully before voting.

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PROXY STATEMENT

BOARD OPTIMIZATION

Five members of the Board of Directors will not stand for reelection at the 2025 Annual Meeting of Stockholders, decreasing the size of the Board from 16 to 11 directors. The Nominating and Corporate Governance Committee of the Board, including Origin’s lead independent director, have extensively studied the optimal Board size and composition in relation to the Company’s continued growth. The recommendation of the Nominating and Corporate Governance Committee reflects the Board’s strategic initiative to reduce its size to better align with governance best practices. The five directors not standing for election are Jay Dyer, Farrell Malone, Lori Sirman, Elizabeth Solender and Steve Taylor.

Each of these directors have made invaluable contributions to our Company and we are grateful for their service. Their expertise helped Origin through periods of significant transformation and growth. It is a credit to their stewardship that these directors each recognized that right-sizing the Board is in the Company’s best interests moving forward. The Company thanks them for their service to Origin and their guidance to our Board and management.

With these changes, we will have a smaller, more efficient Board of Directors, consistent with our commitment to best-in-class corporate governance. We have been intentional in the composition of a Board that will continue to be made up of highly qualified directors who each bring relevant backgrounds and skills to support management in driving the Company’s strategy and future growth, including experience in the banking and financial services industries as well as in executive leadership, strategic and financial planning, and risk management.

The changes to the Board composition are not being made as a result of any disagreement between the departing directors and the Company.

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ABOUT THE ANNUAL MEETING

ABOUT THE ANNUAL MEETING

VOTING INFORMATION AND QUESTIONS YOU MAY HAVE

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What is the Purpose of the Annual Meeting?

Matters to be Considered and Vote Recommendation

We are asking stockholders to vote on the following matters at the Annual Meeting:

Matters for Stockholder Consideration	Our Board’s Recommendation

Proposal 1: Election of Directors (page 18)

To elect 11 directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Board believes that the 11 director nominees possess the necessary qualifications to provide effective oversight of the Company’s business and quality counsel to our management.

FOR each Director Nominee

Proposal 2: Advisory Vote on the Say-On-Pay Proposal (page 90)

We are seeking a non-binding advisory vote from our stockholders to approve the compensation paid to our NEOs, as described in the Compensation Discussion and Analysis section and the executive compensation tables that follow, beginning on page 48 of this proxy statement. Our Board values our stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 3: Ratification of Independent Registered Public Accounting Firm (page 92)
The Audit Committee and the Board believe that the continued retention of Forvis Mazars, LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025, is in the best interests of the Company and its stockholders. As a matter of good corporate governance, our stockholders are being asked to ratify the selection of Forvis Mazars, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

FOR

Stockholders will also transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

2025 Proxy Statement	3

ABOUT THE ANNUAL MEETING

When and Where Will the Annual Meeting Be Held?

The Annual Meeting is scheduled to take place at Squire Creek Country Club, 289 Squire Creek Parkway, Choudrant, Louisiana 71227, at 12:00 p.m., Central Time, on Wednesday, April 23, 2025.

Who Are the Nominees for Directors?

Please see Director Nominees section under Proposal 1: Election of Directors in this document for further information.

Who is Entitled to Vote?

Holders of record of our common stock at the close of business on the Record Date, March 4, 2025, may vote at the Annual Meeting. At the Record Date, we had 31,244,006 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held by such stockholder on the Record Date. We do not have cumulative voting rights for the election of directors.

What Constitutes a Quorum for the Annual Meeting?

The holders of at least a majority of the outstanding shares of common stock entitled to vote on the Record Date must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business.

What is the Difference Between a Stockholder of Record and a “Street Name” Holder?

If your shares are registered directly in your name with EQ Shareowner Services, the Company’s stock transfer agent, you are considered the stockholder of record with respect to those shares. The Notice and, if requested, any printed copies of the proxy materials, including any proxy cards or voting instructions, are being sent directly to you by EQ Shareowner Services at the Company’s request.

If your shares are held in a brokerage account or by a bank, broker or other nominee, the nominee is considered the stockholder of record of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The Notice and, if applicable, any printed copies of the proxy materials, including any proxy cards or voting instructions, are being forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee on how to vote your shares.

How do I Vote?

You may vote your shares of common stock either in person at the Annual Meeting or by proxy. The process for voting your shares depends on how your shares are held, as described below.

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Shares Registered in Your Name

If you are a stockholder of record on the Record Date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote in person. If you are a record holder and want to vote your shares by proxy, you have three ways to vote:

•	Via the Internet: You may vote your proxy over the Internet by visiting the website www.proxypush.com/obk. Have the Notice or, if applicable, the proxy card that may have been provided to you in hand when you access the website and follow the instructions for Internet voting on that website.
•	Via Telephone: To vote over the telephone, dial toll-free 1-866-883-3382 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.
•	Via Mail: If you request a paper copy of the proxy materials by mail, you may vote by indicating on the proxy card(s) applicable to your common stock how you want to vote and signing, dating and mailing your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the Annual Meeting.

Please refer to the specific instructions set forth in your Notice or proxy card for additional information on how to vote. Voting your shares by proxy will enable your shares of common stock to be represented and voted at the Annual Meeting if you do not attend the Annual Meeting and vote your shares in person.

To ensure your vote is counted at the annual meeting, you must submit your vote via internet or telephone by 11:59 p.m., Central Time on April 22, 2025 (11:59 p.m., Central Time on April 20, 2025, if voting shares of common stock held in our 401(k) plan). If voting via mail, the company must receive your proxy no later than April 22, 2025 (April 20, 2025, if voting shares of common stock held in our 401(k) plan).

Shares Registered in the Name of a Broker or Bank

If your shares of common stock are held in “street name,” your ability to vote depends on your bank, broker or other nominee’s voting process. Your bank, broker or other nominee should provide you with voting instructions and materials to vote your shares. By following those voting instructions, you may direct your nominee on how to vote your shares. Without instructions from you, your bank, broker or other nominee will be permitted to exercise its own voting discretion with respect to the ratification of the appointment of Forvis Mazars, LLP (Proposal 3), but will not be permitted to exercise voting discretion with respect to any of the other proposals being voted on at the Annual Meeting.

To vote the shares that you hold in “street name” in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee (i) confirming that you were the beneficial owner of those shares at the close of business on the Record Date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit on the Record Date by that broker, bank or other nominee and (iii) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Annual Meeting. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.

2025 Proxy Statement	5

ABOUT THE ANNUAL MEETING

What is a Broker Non-Vote?

A broker non-vote occurs when a bank, broker, or other nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because such nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 3). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to any other proposal.

May I Change My Vote After I Have Submitted a Proxy?

Yes. Regardless of the method used to cast a vote, if you are a stockholder of record, you may change your vote or revoke your proxy by:

•	Casting a new vote over the Internet by visiting the website www.proxypush.com/obk and following the instructions online or in your Notice or the proxy card that may have been provided to you before the Internet voting deadline;
•	Casting a new vote by telephone by calling 1-866-883-3382 using a touch-tone phone and following the recorded instructions before the telephone voting deadline;
•	Completing, signing and returning a new proxy card with a later date than your original proxy card, if applicable, no later than the deadline, and any earlier proxy will be revoked automatically; or
•	Attending the Annual Meeting and vote in person, which would revoke any earlier proxy. However, attending the Annual Meeting in person will not automatically revoke your proxy unless you vote again in person at the Annual Meeting.

How Will My Shares Be Voted if I Return a Signed and Dated Proxy Card, but Do Not Specify How My Shares Will Be Voted?

If you are a stockholder of record who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

Proposal 1	FOR the election of all of the nominees for director;
Proposal 2	FOR, on an advisory basis, the Say-On-Pay Proposal;
Proposal 3	FOR the ratification of the appointment of Forvis Mazars, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

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If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares on any of the proposals except to vote on the ratification of the appointment of Forvis Mazars, LLP, for the fiscal year ending December 31, 2025 (Proposal 3).

What Are My Choices When Voting?

With respect to all proposals you may vote “For” or “Against” or you may “Abstain” from voting.

What Percentage of the Vote is Required to Approve Each Proposal?

The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Annual Meeting is required for (i) the election of the director nominees (Proposal 1), (ii) the approval, on a non-binding basis, of our Say-On-Pay Proposal (Proposal 2), and (iii) the ratification of Forvis Mazars, LLP’s appointment as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 3). A majority of the votes cast shall mean that the number of shares that voted “For” the election of a director or a proposal, as applicable, exceeds the number of shares voted “Against” that director or proposal, as applicable.

How Are Broker Non-Votes and Abstentions Treated?

Broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum. A broker non-vote or an abstention with respect to (i) the election of the director nominees (Proposal 1), (ii) the approval, on a non-binding basis, of our Say-On-Pay Proposal (Proposal 2), and (iii) the ratification of Forvis Mazars, LLP’s appointment as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 3), will not be counted as a vote cast either “For” or “Against” such proposals.

Are There Any Other Matters to Be Acted Upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the Annual Meeting. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where Can I Find Voting Results?

We will publish the voting results in a current report on Form 8-K, which will be filed with the SEC within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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ABOUT THE ANNUAL MEETING

What Are the Solicitation Expenses and Who Pays the Cost of this Proxy Solicitation?

Our Board is asking for your proxy, and we will pay all of the costs of soliciting proxies from our stockholders. We have engaged D.F. King & Co., Inc. to solicit proxies for us. We have agreed to reimburse D.F. King for reasonable expenses. In addition to the solicitation of proxies via mail, our officers, directors, and employees may solicit proxies personally or through other means of communication, such as electronic mail, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials to beneficial owners of the Company’s common stock.

How Can I Communicate with the Board?

Our Board welcomes suggestions and comments from stockholders or other interested parties and has adopted a formal process by which stockholders/interested parties may communicate with our Board or any of its directors. Stockholders/interested parties who wish to communicate with our Board may do so by sending written communications addressed to Origin Bancorp, Inc., 500 South Service Road East, Ruston, Louisiana 71270, Attn: Corporate Secretary, or via e-mail at corpsecretary@origin.bank. Stockholder/interested party communications will be sent directly to the specific director or directors of the Company indicated in the communication or to all members of our Board if not specified. All communications (other than commercial communications soliciting the sale of goods or services to, or employment with, the Company or directors of the Company) will be directed to the appropriate committee, the Chairman of the Board, the Lead Independent Director, or to any individual director specified in the communication, as applicable. In addition, all stockholders are encouraged to attend the Annual Meeting where senior management and representatives from our independent registered public accounting firm, as well as members of our Board, will be available to answer questions.

Why did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of Printed Proxy Materials?

In accordance with rules promulgated by the SEC, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to provide access to such materials to our stockholders over the Internet. Accordingly, on or about March 13, 2025, we mailed a Notice of Internet Availability of Proxy Materials to all stockholders of record on the Record Date entitled to vote at the Annual Meeting. Stockholders will have the ability to access our proxy materials on the website referred to in the Notice. The Notice also contains instructions on how to vote your shares, as well as instructions on how to request a paper or e-mail copy of our proxy materials. We encourage you to take advantage of the availability of the proxy materials over the Internet to help reduce the environmental impact and cost of printing and distributing our proxy materials.

How Can I Get Electronic Access to the Proxy Materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting over the Internet;
•	Vote your shares after you have viewed our proxy materials (including any control/identification numbers that you need to access your form of proxy);

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ABOUT THE ANNUAL MEETING

•	Obtain directions to attend the Annual Meeting and vote in person;
•	Request a printed copy or e-mail copy with links to the proxy materials, including the date by which the request should be made to facilitate timely delivery; and
•	Instruct us to send our future proxy materials to you by mail or electronically by e-mail.

Will I Receive any Other Proxy Materials by Mail (Besides the Notice)?

If you request paper copies of our proxy materials by following the instructions in the Notice, we will send you our proxy materials, including a proxy card, in the mail.

What Should I Do if I Receive More Than One Set of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of the Notice or other proxy materials, including multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive separate voting instructions for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you may receive a proxy card for shares held in your name and voting instructions for shares held in “street name.” To ensure that all of your shares are voted, we encourage you to respond to each set of voting materials that you receive.

COMMITMENT TO SUSTAINABILITY

Origin is a financial holding company headquartered in Ruston, Louisiana. Our wholly-owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana, and Origin Bank has been committed to serving our community since its founding. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 54 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle.

We’ve been supporting our stakeholders for more than 100 years. Our mission is to passionately pursue ways to make banking and insurance more rewarding for our employees, customers, communities and shareholders. As a part of this overall mission, we are focused on integrating environmental, social and governance (‘ESG’) principles into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term goals.

Sustainability Oversight

Origin strives to foster a team that reflects our strong belief in corporate responsibility. In 2022, Origin continued to build upon and improve our long-standing corporate sustainability commitment and evolved its strategy. Our executive leadership team and our Board recognizing the importance of these responsibilities, established an internal cross-functional management working group that is tasked with driving progress in the initiatives that promote sustainability and further transparency. Our board oversees these sustainability efforts, led by our Nominating and Corporate Governance Committee. Our inaugural Corporate Sustainability Report, published last spring, adopted a priority-based approach, and was informed by the comprehensive Sustainability Accounting Standard Board (“SASB”) standard with oversight provided by our working group.

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ABOUT THE ANNUAL MEETING

In 2024 and 2023, we have continued to enhance our corporate sustainability strategy to align with our commitment and stated mission. Our executive management team has prioritized the incorporation of sustainability objectives into our operational framework and working group. The Board, led by our Nominating and Corporate Governance Committee, is updated regularly regarding Origin’s sustainability initiatives and actively oversees and supports the working group as they lead the Company’s efforts to integrate sustainability into day-to-day operations. Our executive management team has prioritized the incorporation of long-term sustainability objectives into our operational framework.

How we understand, prioritize, and approach sustainability topics most relevant to our business is communicated through our sustainability reporting. Against this backdrop, we have, with the assistance of outside expertise, engaged with our internal and external stakeholders on sustainability topics to help further inform our future direction and determine our strategic priorities. The three tenants of our sustainability strategy are: (1) Environmental Responsibility, (2) Social Impact and (3) a Culture of Governance.

In conjunction with our 2025 Annual Meeting, we plan to complete our second materiality assessment, which will include examining a range of key stakeholders, including investors, clients, employees and rating organizations as well as studying industry peers. This analysis will result in the release of our Corporate Sustainability Report.

Environmental Responsibility

We embed the principles of advancing environmental pragmatism into our practices through green investments and long-term implementation of new technologies. We are devoted to operating our business in a sustainable manner and have undertaken several initiatives designed to reduce our impact on the environment and to promote environmentally friendly projects and practices. With a view to increasing efficiency and reducing waste, we are continuing to digitize manual back office and financial center functions. In 2024, we continued to:

•	encourage environmentally friendly work practices by supporting the recycling of plastic, glass, and paper and utilizing collection bins for batteries, aluminum toner cartridges, and computer hardware.
•	offered filtered water refill stations for employees at majority of our locations.
•	increased the use of e-records and e-signing technology, resulting in paper waste and carbon emissions reduction, including utilizing digital solutions such as mobile/online banking, eStatements, electronic bill pay, and remote deposit capture.
•	migrate technology infrastructure to a cloud environment, reducing energy usage, and accordingly, our carbon footprint.
•	enhance our location’s operations through energy efficiency measures, demonstrating our commitment to reducing carbon emissions, waste and water usage.
•	promote energy efficiency measures throughout our supply chain.

Origin is constantly improving its operations to proactively find more efficient and effective ways to ensure our long-term success. Through our modernization efforts, we strive to do our part in offsetting negative impacts on the environment. We continue to evaluate green equipment for office use such as

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ABOUT THE ANNUAL MEETING

Energy-Star® appliances, motion detector lighting, as well as high-efficiency HVAC units. Beginning in 2018, we commenced a project to retrofit our offices with LED lighting, which decreased our electricity usage (kWh) by roughly 29% or 2,000,000 kWh. Currently, most of Origin’s total office space utilizes LED lighting. Additionally, select office locations are LEED certified. This certification, awarded by the U.S. Green Building Council, is based on the properties’ use of sustainable materials, water and energy efficiency, indoor environmental quality, location and transportation, and overall innovation.

Origin complies with applicable legal and regulatory requirements to control and reduce its environmental footprint. We are committed to making the necessary investments in systems and technology to ensure compliance and to meet or exceed these standards. Origin began to further integrate information on environmental risks and challenges by incorporating climate risks into credit analyses. We have always innately incorporated environmental issues into our credit decisions. In 2024, our internal working group began to evaluate climate change and other environmental considerations as part of our broader commitment to identifying sustainability risks. This assessment is considering both acute and chronic risks. Acute risks, typically event-driven, include extreme heat, wildfires, dry days, flooding, and hurricanes. Chronic risks, reflecting longer-term shifts in climate patterns, include sea level rise, changes in mean temperature, temperature variability, and mean precipitation.

We believe that our focus on environmental sustainability, with the objective of reducing costs and improving long-term sustainability of our operations will provide a strategic benefit. Furthermore, we recognize that energy management is a growing risk for our stakeholders, and we are committed to doing our part to mitigate this risk by placing increased focus on pragmatic energy solutions.

Social Impact

At Origin, we believe success is built on the collaborative efforts of exceptional talent. Our ongoing focus is to leverage this diverse array of knowledge and skills, fostering an inclusive environment that is a driving force for sustained growth. Making a difference for our customers starts with setting an example through our own actions. We employ proven, knowledgeable team members with extensive expertise when it comes to our banking and insurance activities. Each member of our Origin team brings their own personal experiences and interests to inform the service they provide. In addition, we learn from our customers and use this new understanding to go out and improve the places we call home.

One of our core values is genuine respect for yourself and others. This value makes the support of diversity, equity and inclusion a natural fit for our culture and essential to the way we conduct business, foster individual and team enrichment, and participate in our communities. We believe it is only with a diverse, equitable, and inclusive workplace that the organization can truly perform at its best, carry out its vision, and make a difference in the communities we serve. In 2023, Origin Bank announced the formation of the Diversity Council, which consists of 17 diverse employees that collectively advance our Diversity, Equity, and Inclusion efforts in a way that makes a difference within our workplace and in the communities we serve. We believe all employees should be given opportunities to perform to their full potential, knowing their performance will be measured and rewarded fairly.

2025 Proxy Statement	11

ABOUT THE ANNUAL MEETING

Health & Wellness

We provide competitive compensation and benefits in order to attract and retain top talent. In addition to base pay and stock awards, we administer several incentive programs that are designed to link performance to pay and drive results towards the achievement of overall corporate goals. We offer robust health, wellness and financial benefits as detailed below. In addition, we provide unique and exclusive benefits through programs such as DreamManager®, Smart Dollar, Origin Leadership Academies and Project Enrich.

We are committed to our employees’ mental and physical health and safety. We offer a robust benefits package which includes:

•	Comprehensive medical benefits with $0 cost options for employees
•	Competitive ancillary benefits, such as dental, vision, critical illness, legal and identify theft coverage
•	Generous paid time off (“PTO”) policy
•	Company-paid short and long-term disability and life insurance
•	Flexible spending accounts for both healthcare and dependent care
•	Health savings accounts with Company contributions
•	401(k) retirement savings program with Company match, along with free access to financial advisors to assist with retirement planning
•	Employee Stock Purchase Program
•	Paid parental leave
•	Employee Assistance Program which offers counseling and mental wellness appointments at no cost to the employee

Employee Engagement

Our Dream Manager® program assists our employees in meeting their own personal and professional goals in addition to helping them improve physically, emotionally, intellectually, and spiritually. Over 300 employees have participated in this program since 2019. We also offer a nationally-recognized financial wellness program (“SmartDollar”) that is designed to assist our employees in becoming debt-free and in saving money for emergencies and retirement, empowering them to become better financially prepared for their future, which during 2024, had an over 46% participation rate. Due to our adoption rate, we won a national award in 2021 from the Dave Ramsey Foundation called the “Vision” award. We employ a full-time certified Holistic Health Coach who spearheads our Health & Wellness initiatives. In addition to providing health and wellness information on a regular basis to all employees, we currently have approximately 10% of our employees working individually with our Health Coach to meet their desire to be healthier, physically and mentally. As of December 31, 2024, participants have lost a total of 4,560 pounds.

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ABOUT THE ANNUAL MEETING

Community & Volunteerism

Since our inception, we have been deeply committed to building relationships and making a difference in our local communities. Investing in people, neighborhoods and local businesses is part of our mission. We strive to understand the needs of the people in our local communities and how we can help them attain their goals and improve the quality of lives throughout our footprint.

Additionally, in one specific initiative designed to help the communities we serve, our Project Enrich program provides employees with up to twenty hours of paid time off per year to volunteer in their communities. In 2024, the employees of Origin volunteered 4,615 hours in the community during working hours, not including 1,487 hours of personal time outside of working hours. To supplement our volunteer work, we seek out areas where we can make an additional impact through financial donations. Our Bank on Their Future program was created to help provide support to local schools and thereby invest in our community’s future.

Over the past several years, Origin Bank has been recognized for our commitment to our communities and our customers, including:

•	United Way Circle of Honor and Gold Award
•	Spirit of Giving Award
•	Boys and Girls Club as well as multiple educational initiatives

Origin has a responsibility under the Community Reinvestment Act (‘CRA’) to help meet the credit needs of its communities. We believe that helping to meet these needs is necessary for the continued growth and vitality of our communities. Our current community investment strategy includes lending, broadening digital access, and increasing financial literacy programs. Through strategic nonprofit partnerships, inspiring volunteer experiences, and philanthropy, our corporate responsibility efforts are focused on creating a better world. Building on over 100 years of working in our community, Origin offers unique opportunities for collective action, enhancing existing giving and volunteer initiatives with the Origin community.

Employee Feedback

Attracting, developing and retaining talented employees is critical to our success and is an integral part of our human capital strategy. Employee feedback is highly valued at Origin and our employees provide anonymous input via multiple engagement surveys each year, facilitated by Glint, a people success platform built on an approach that helps organizations increase employee engagement, develop their people, and improve business results.

We receive hundreds of written comments from each survey that in turn are used to improve processes, policies, or programs which show tangible affirmation of those comments. We also have continued a practice that was implemented at the beginning of the pandemic called “The Origin Insider” a meeting series that takes a deep dive into various topics and departments, and often features executive speakers. This program gives employees an inside look at executives on a personal level, allows employees to learn about other areas of the Bank and provides education that supports physical and mental awareness. These meetings occur monthly and feature internal and external speakers who discuss a wide range of topics designed to promote employee engagement and satisfaction.

2025 Proxy Statement	13

ABOUT THE ANNUAL MEETING

Talent Development

We have begun to enhance our culture and talent management function by implementing a Human Capital Management (‘HCM’) program. We make significant investments in formal development programs to build our talent pipeline. Talent development at Origin begins with our comprehensive recruitment program and continues throughout the employee life cycle. The Company recognizes that its success is highly dependent on its ability to attract, retain and develop our people. To foster this development, the Company engages in annual succession planning focused on building a strong, diverse talent pipeline.

We conduct regular talent succession assessments along with individual performance reviews in which managers provide regular feedback and coaching to assist with the development of our employees, including the use of individual development plans to assist with career development. Our Giving Interns Valuable Experience (“G.I.V.E.”) program was launched in 2021 and since that time, we have welcomed a diverse group of 64 interns from 29 different universities. Over 56% of interns have been minorities.

We provide our employees and their families access to a platform called “Right Now Media at Work” which has thousands of streaming videos dedicated to both personal and professional development. This tool is designed to enhance work, life and leadership skills and is used for team building and individual development plans. In addition, employees can access a variety of personal care topics such as finances, relationships and mental health.

We utilize assessment tools such as Predictive Index to ensure employees are placed in jobs which best suit their skills and personalities. We also use these insights for team building by teaching employees how to better understand and communicate with each other based on their profile.

We believe it is critical to support our employees in their career development goals; and, we provide various paths to assist employees in their development. We strive to promote from within when possible, so most open positions are posted internally before we begin looking externally to hire. This allows us to provide more growth opportunities for current employees. In addition, all employees have access to the Origin Career Center, which provides multiple resources to assist employees in identifying their career path goals and what steps need to be taken to enhance their promotional opportunities. Our Career Manager program offers young professionals one-on-one time with senior leaders to accelerate their understanding of the business of banking. In 2023, we launched a formal mentorship program where employees connect with an experienced mentor in structured sessions which prepare them for future growth opportunities.

We provide advanced development for next-generation leaders via our formal Leadership programs, the Origin Leadership Academy and the Emerging Leaders Council, which provide structured training and collaboration with other aspiring leaders throughout the organization. The Origin Leadership Academy is a two-year program designed to prepare participants to move into executive roles as part of our succession planning. Participants are chosen by senior management. The Emerging Leaders Council is a one-year program designed to train and develop rising leaders in our organization. Both programs feature interactive team building activities, group projects, and in-depth leadership training.

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ABOUT THE ANNUAL MEETING

Inclusion & Belonging

Our commitment to inclusion starts with our goal of attracting, retaining, and developing a workforce that is diverse in background, knowledge, skill, and experience. Origin is committed to providing equal employment opportunities, and makes all recruiting, payment, performance, and promotion decisions based on merit, without discrimination.

Origin is committed to enhancing our workforce at all levels of the organization and providing equal opportunity in all aspects of employment. In 2024, the Company continues to make progress toward attracting and retaining an inclusive workforce. The Company’s talent acquisition team attends multiple job fairs throughout the year that allow us to connect with many talented and diverse candidates who may later become employed. We also have engaged a third-party workforce development company that utilizes a connected system of job recruiting sites that post our employment opportunities with various professional and industry organizations, skilled trade associations and universities. In addition, our G.I.V.E. internship program is designed to develop a strong pool of diverse candidates through on-campus recruiting with local colleges and universities, including Historically Black Colleges and Universities (“HBCUs”) in our markets.

The Origin Diversity Council was launched in 2023 and has served to make a difference within our workplace and in the communities we serve. The Council hosted Origin Connections Month in November, which featured multiple fun and engaging opportunities for employees to build relationships and learn more about each other’s backgrounds and cultures. The Council also introduced a “Welcome Buddy” program which partners new hires with an employee who can help them quickly get acclimated and connected in the workplace. Members of the Diversity Council are committed to attending networking events and job fairs to assist in our efforts to recruit diverse candidates.

Because of the great emphasis we place on connections, our team members form relationships with those around them based on mutual respect, dignity and understanding. The Company has strict non- discrimination and anti-harassment policies in place and these policies drive a workplace and workforce that embraces the highest ethical and moral standards.

We surveyed our employees in regard to inclusion and belonging. Nine out of ten responses in the survey exceeded the benchmarks of Glint’s top 10% of global companies. The previously mentioned Diversity Council was one initiative that was launched based on the results of the survey and it will collectively advance our diversity, equity, and inclusion efforts in a way that makes a difference within our workplace and in the communities we serve. In 2024, our Diversity Council continued Employee Spotlights as a platform to drive engagement and build connections by sharing employees’ stories to highlight different backgrounds and cultures within our organization.

Our team members form deeper relationships with those around them based on mutual respect, dignity and understanding. The Company has non-discrimination and anti-harassment policies as outlined in our Employee Handbook. The Board oversees and periodically reviews our human rights policies, while our Chief Human Resources Officer is responsible for its ongoing implementation, reporting to the Board and its committees on any significant issues. These policies drive a workplace and workforce that embraces the highest ethical and moral standards. Furthermore, all employees participate in inclusion training. We also offer weekly micro lessons to our managers through a program called Blue Ocean Brain which supports our endeavor to reimagine inclusion in the workplace and provides our employees with a wide array of learning topics.

2025 Proxy Statement	15

ABOUT THE ANNUAL MEETING

Origin has been recognized as a “Best Bank to Work For” by American Banker magazine for twelve consecutive years, which we believe is attributable to our deep commitment to corporate culture, and our focus on initiatives to support and develop our employees. This ranking is based on feedback from surveys given directly to the American Banker magazine from our employees.

Culture of Governance

Origin is committed to achieving excellence in our corporate governance practices, underscoring our culture of accountability and integrity. We conduct our business with fairness, ethical responsibility, and a steadfast commitment to earning the trust of our stakeholders. Our Board is comprised of a majority of independent directors as defined by the NYSE listing standards and our Guidelines. Our corporate governance policies and practices include annual evaluations of the Board and its committees, as well as continuing director education.

Our Code of Ethics fosters accountability and transparency across Origin. These guidelines embody our commitment to maintaining the highest standards of ethics and integrity while ensuring our operations comply with all applicable laws. Through our employee handbook, we communicate workplace policies that uphold the highest ethical standards. Core to our ethics and compliance programs are ongoing communications and training initiatives that ensure our employees understand Origin’s expectations and policies. These training sessions, which are both web-base and in-person, cover the regulations and expected business practices relevant to Origin.

We understand that effective risk management is vital for long-term success. Origin implements robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners, and our industry. Our comprehensive risk program covers all locations and involves evaluations to identify critical risks. These risks and their management plans are communicated to the Board and committees. Origin’s whistleblower policy further supports our stated goals within our governance structure. Monitored by an independent third party, this program is designed to receive complaints of financial irregularities, breaches of internal controls, conflicts of interest and fraud. We screen potential suppliers prior to contract execution and monitor contracted suppliers to ensure we do not conduct business with entities that pose more than acceptable levels of risks to our operations, brand or reputation.

We are subject to rigorous controls and audits, and our board actively oversees our cybersecurity practices. Our risk management teams ensure compliance with applicable laws and regulations and coordinate with subject-matter experts throughout the business to identify, monitor and mitigate material risks. At Origin, we expect each employee to be responsible for the security and confidentiality of client information. We regularly provide employees and directors with information security awareness training, covering the recognition and appropriate handling of potential phishing emails, which can introduce malware to a company’s network, result in the theft of user credentials and, ultimately, place client or employee data, or other sensitive company data, at risk. We regularly test employees to determine their susceptibility to phishing test emails. We require susceptible employees to take additional training and provide regular reports to management. We additionally maintain procedures for the safe storage and handling and secure disposal of sensitive information.

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ABOUT THE ANNUAL MEETING

Before engaging third-party service providers, we perform due diligence in order to identify and evaluate their cyber risks. This process is led by the Operational Risk Management team and includes participation of dedicated information security resources. Risk assessments are performed using Service Organization Controls (“SOC”) reports and other tools. Third party service providers processing sensitive client data are contractually required to meet applicable legal and regulatory obligations to protect sensitive data against cyber security threats and unauthorized access to the sensitive data. After contract executions, third-party service providers undergo ongoing monitoring to ensure they continue to maintain internal controls and protocols designed to manage cybersecurity risk to systems, assets, data, and capabilities.

Origin has a robust Information Security program. Our IT team is available 24/7 and uses a combination of industry-leading tools and innovative technologies to help protect our stakeholder’s data. Our team members are responsible for complying with our data security standards and complete mandatory annual training to understand the behaviors and technical requirements necessary to keep Personal Identifiable Information (“PII”) data secure. To protect clients’ personal information from unauthorized access and use, the Company uses security measures that comply with Federal law. We restrict access to personal information about customers to employees who need to know such information to provide products and services.

Our penetration testing to address potential new threats continues to evolve, and has bolstered our ability to protect against vulnerabilities. Our data security and privacy practices are designed to support privacy rights, and are based on industry standards. Everyone at Origin who works with personal information has a responsibility to understand and uphold our privacy obligations. To date, we have not experienced a cybersecurity incident that has materially impacted our business strategy, results of operations, or financial condition. Origin is committed to disclosing any such data breach in compliance with relevant laws and regulations, ensuring transparency and maintaining stakeholder trust.

The Risk Committee oversees the major risk exposures of the Company and its business units, including cybersecurity. Our IT team uses a combination of industry tools and innovative technologies to help protect stakeholders against cybercriminals. We leverage the latest encryption configurations and cyber technologies on our systems, devices and third-party connections and further review vendor encryption to ensure proper information security safeguards are maintained.

Origin proactively engages with shareholders throughout the year to better understand their priorities and perspectives on significant issues, including Company performance and strategy, executive compensation, corporate governance, and environmental and social matters. Our Executive responsible for investor relations leads this shareholder engagement, considering feedback and insights from shareholders and other stakeholders as we review our practices and disclosures. This approach strengthens our governance practices and supports long-term sustainability by aligning our strategies with stakeholder expectations.

For more information about Origin’s commitment to sustainability matters, including policies, programs and our recent Corporate Sustainability Report, are available on Origin’s website at ir.origin.bank.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal Snapshot

What am I voting on?

Stockholders are being asked to elect 11 directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified. This section includes information about the Board and each director nominee.

Voting recommendation:

FOR the election of each director nominee. We believe the combination of the various qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The director nominees possess the necessary qualifications to provide effective oversight of our business and quality advice and counsel to our management.

Director Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board, our Board, which currently consists of 16 directors, has nominated 11 incumbent directors to serve as directors for a one-year term. The Nominating and Corporate Governance Committee of the Board, including Origin’s lead independent director, have extensively studied the optimal Board size and composition in relation to the Company’s continued growth. The recommendation of the Nominating and Corporate Governance Committee reflects the Board’s strategic initiative to reduce its size to better align with governance best practices. The five directors not standing for election are Jay Dyer, Farrell Malone, Lori Sirman, Elizabeth Solender and Steve Taylor.

We seek directors with strong reputations and experience in areas relevant to the strategy, growth and operations of our businesses. Each of the nominees for director has experience that meets this objective. In their current and prior positions, each of the director nominees has gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development. We also believe that each of the director nominees has other key attributes that are important to an effective Board, including: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of background, experience, and thought; and the commitment to devote significant time and energy to service on our Board and its committees.

None of the director nominees were selected pursuant to any arrangement or understanding with any person. There are no family relationships among directors or executive officers of the Company. Each of the director nominees currently serving on the Board, except Cecil Jones, were elected by our stockholders at a previous annual meeting of stockholders. Mr. Jones was appointed to the Board on October 28, 2024.

Each director nominee has agreed to serve if elected, and we have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee Qualifications and Experience

The following table presents certain information with respect to the Board’s nominees for director. Typically, all of the directors are elected on an annual basis at each annual meeting of stockholders. Additionally, all director nominees of the Company are also directors of the Bank, the Company’s principal subsidiary for so long as they are directors of the Company.

Director Nominee	Background	Qualifications
Daniel Chu Independent Founder, CEO & Chairman Tricolor Holdings Age(1): 61 Director Since 2022 Board Committees: • Finance Committee • Risk Committee

Daniel Chu is the Founder, Chairman, and CEO of Tricolor Holdings, a direct-to-consumer, AI-powered platform, focused on serving the underserved Hispanic market. Tricolor was named by Inc. Magazine as Best in Business for 2022 and has been recognized by several major fintech publications for its use of artificial intelligence to advance financial inclusion to a highly underserved market and offer responsible, affordable, credit- building auto loans to individuals with no or limited credit history. Tricolor is a two-time recipient of the Fintech Nexus Excellence in Financial Inclusion Award in both 2022 and 2023 and the Finovate Excellence in Financial Inclusion Award in 2023. Tricolor was named one of the top entrepreneurial companies in America by Entrepreneur magazine for two consecutive years in 2019 and 2020 and was awarded the Auto Finance News Award of Excellence in Community Service in 2022 and Excellence in Technology in 2019. Tricolor also has been recognized by Inc. magazine for eight consecutive years as one of the fastest growing companies in America. Headquartered in Dallas, Texas, Tricolor became the first in consumer auto ABS to issue a rated social bond. Tricolor is the only auto lender issuing in the capital markets to be certified by the U.S. Department of the Treasury as a Community Development Financial Institution (“CDFI”). Mr. Chu has distinguished himself as a successful serial entrepreneur, having founded six companies over the past thirty years. Prior to his current role, Mr. Chu founded two other firms in the auto financial services industry which became publicly traded. He has served in the capacity of CEO with seven different companies.

•  B.S. in Electrical Engineering from Washington University

•  M.S.in Athletic Administration from the University of Miami

•  Mr. Chu’s entrepreneurial and management experience make him a valuable asset to our Board

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee	Background	Qualifications

James D’Agostino, Jr.

Independent

Managing Director Encore Interests LLC

Chairman of the Board Houston Trust Company

Age(1): 78

Director Since 2013

Board Committees:

•  Audit Committee

•  Finance Committee (Chair)

•  Nominating and Corporate Governance

Mr. D’Agostino, Jr. is the Lead Independent Director of the Company and Origin Bank. He has over 50 years of experience in numerous capacities in the banking and financial services industries. Mr. D’Agostino, Jr. founded Encore Bancshares, Inc. in 2000 and served as its Chairman of the Board and CEO from 2000 until the organization was sold in 2012. Currently, Mr. D’Agostino, Jr. is the Managing Director of Encore Interests LLC, which is focused on banking, investments, and investment management. In 2013, Mr. D’Agostino, Jr. became Chairman of the Board of Houston Trust Company, a privately- owned trust company headquartered in Houston, Texas with approximately $10 billion of assets under management.

•  B.S. in Economics from Villanova University

•  J.D. from Seton Hall University School of Law, and has completed the Advanced Management Program at Harvard Business School

•  Mr. D’Agostino, Jr.’s extensive banking experience and his knowledge of the law and the financial services industry enables him to make valuable contributions to our Board

James Davison, Jr. Independent Director Genesis Energy, L.P. (NYSE: GEL) Age(1): 58 Director Since 1999 Board Committees: • Risk Committee (Chair)	Mr. Davison, Jr., has served as a director for Genesis Energy, L.P. (NYSE: GEL) since 2007, and currently serves on its Governance, Compensation and Business Development Committees. From 1996 until 2007, he served in executive leadership positions of several related entities acquired by, or oversaw substantial assets of which were acquired by, Genesis Energy, L.P.

•  B.S. from Louisiana Tech University

•  Mr. Davison, Jr.’s management experience in the energy and transportation industries and his work as a director of a publicly-traded enterprise enables him to make valuable contributions to our Board

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee	Background	Qualifications
A. La’Verne Edney Independent Litigation Partner Butler Snow LLP Age(1): 58 Director Since 2021 Board Committees: • Nominating and Corporate Governance • Risk Committee

Ms. Edney has been a litigation partner at the law firm Butler Snow LLP since 2018, where she practices within the Pharmaceutical, Medical Device and Healthcare Litigation Group. Ms. Edney is a Fellow of the American College of Trial Lawyers, the International Academy of Trial Lawyers and the International Society of Barristers. She is also a Fellow of the American Board of Trial Advocates and currently serves as President-Elect and has served on the faculties of that organization’s Masters in Trial program, where she has taught in Iowa, South Carolina, Kentucky, and Reno, Nevada. She has also been on the faculty of trial academies for the American Bar Association and American Board of Trial Advocates. She was recognized by Chambers USA in 2020-2021 and has been named as one of the Best Lawyers in America in the area of Mass Torts/Class Actions in each year since 2016. She received the Capital Area Bar Association’s Professionalism Award in 2021 and the Mississippi Women Lawyers Association’s Lifetime Achievement Award in 2019, and was chosen as Lawyer of the Year and Distinguished Alumni Lawyer by Mississippi College School of Law in 2018. Ms. Edney serves on numerous boards and committees including the Board of Trustees of Mississippi College; the Magnolia Speech School board; the Baptist Hospital Board of Regents; and the Greater Jackson Chamber board. Additionally, she served as the President of the Mississippi Bar Foundation from 2019-2020.

•  B.S. from Alcorn State University

•  J.D. from Mississippi College School of Law

•  Ms. Edney’s litigation experience, community ties in our Mississippi market and immersion in the medical industry provides valuable knowledge and expertise to our Board

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee	Background	Qualifications
Meryl Farr Independent President & Owner Kennedy Rice Mill Managing Co-Owner & CEO Neighbors, LLC Age(1): 36 Director Since 2021 Board Committee: • Finance Committee

Ms. Farr is the President and Owner of Kennedy Rice Mill, LLC (“KRM”) in Mer Rouge, Louisiana, and the Co-Owner and CEO of Neighbors, LLC in West Monroe, Louisiana. KRM is a state-of-the-art facility and is one of the few new rice mills built in the United States in the last quarter-century. Envisioning the need to bring sustainably grown and organic products into the retail rice market, Ms. Farr successfully engineered and implemented the packaging of organic and sustainably grown products for KRM’s 4Sisters brands.

Neighbors, LLC (“Neighbors”) is a leading manufacturer/producer of specialized cookie dough for fundraising, private label, and co- manufacturing partners. Nominated by the City of West Monroe’s Mayor, Neighbors was recently presented with Louisiana Economic Development’s “Lantern Award”, recognizing manufacturers in Northeast Louisiana. Neighbors makes significant contributions to the Ouachita Parish economy through capital improvements, expansion, job creation, and community involvement, recently receiving the “Thomas H. Scott” Large Business of the Year Award.

Ms. Farr serves on the Entergy Advisory Board and, since 2019, has served on the USA Rice Board of Directors and the USA Rice Executive Committee.

Ms. Farr was an Advisory Board Member for Origin Bank prior to joining the Board in 2021.

•  B.A. in International Affairs from the University of Georgia with a minor in Spanish

•  Ms. Farr’s innovative and entrepreneurial business approach, ownership and leadership, as well as her community involvement, provides a valuable skill set to our Board

Richard Gallot, Jr. Independent President & CEO University of Louisiana System Director Cleco Corporation Age(1): 58 Director Since 2019

Mr. Gallot, Jr. served as President of Grambling State University from 2016 to 2023, where he led the University in its initiative to increase enrollment and alumni engagement. Mr. Gallot, Jr. became President and CEO of the University of Louisiana System in January 2024. He is also licensed to practice law in Louisiana. Prior to his role as President of Grambling State University, Mr. Gallot, Jr. served a term as a member of the Louisiana State Senate between 2012 and 2016. Prior to serving in the Louisiana State Senate, he served three terms in the Louisiana House of Representatives between 2000 and 2012. Since 2016, Mr. Gallot, Jr. has also served on the Board of Directors of Cleco Corporation, an electric utility company headquartered in Pineville, Louisiana.

•  B.A. in History from Grambling State University

•  J.D. from Southern University Law School

•  Mr. Gallot, Jr.’s experience in professional and political leadership positions and his legal acumen enables him to be a valuable contributor to our Board

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee	Background	Qualifications
Stacey Goff Independent Retired Age(1): 59 Director Since 2020 Board Committees: • Compensation Committee

Mr. Goff retired in 2024 after serving over 15 years as Executive Vice President, General Counsel and Secretary for Lumen Technologies, Inc. (NYSE: LUMN) (“Lumen”) where he was responsible for Lumen’s legal and public policy functions. He played key roles in negotiating and closing numerous acquisitions and dispositions that Lumen has completed during the past 20 years. Mr. Goff also previously led Lumen’s Corporate Development, Strategy and Human Resources functions.

•  B.A. in Business from Mississippi State University

•  J.D., magna cum laude from University of Mississippi

•  Mr. Goff’s experience in public company corporate governance and compensation, in addition to his legal expertise, enables him to provide great value to our Board

Cecil Jones Independent Certified Public Accountant Retired Age(1): 66 Director Since 2024 Board Committees: • Audit Committee

Mr. Jones is a recently retired audit partner with Whitley Penn. He served as the partner- in-charge of the firm’s Financial Institutions Group for the past ten years. Cecil had been an audit partner for nearly thirty five years primarily serving financial institutions. He has extensive experience in working with financial institutions including audits of financial statements, IPO consulting, SEC consulting, mergers and acquisitions and various types of SEC and regulatory matters. He is a member of the American Institute of Certified Public Accountants and Texas Society of Certified Public Accountants. Cecil has also been a frequent speaker on accounting and auditing matters for financial institutions. His experience also includes serving as an audit partner for companies in the real estate, retail and manufacturing industries.

The Board has determined that Mr. Cecil Jones qualifies as an “audit committee financial expert” under applicable SEC regulations and satisfies the financial sophistication requirement under the New York Stock Exchange listing rules.

•  B.S.B.A. in Accounting from Missouri Western University.

•  Certified Public Accountant (licensed in Texas)

•  Mr. Jones brings over thirty years of audit experience with financial institutions, allowing him to offer valuable insights to our Board, which are crucial for the effective oversight of our financial reporting

2025 Proxy Statement	23

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee	Background	Qualifications

Michael Jones

Independent

Certified Public Accountant

Sole Practitioner

Certified Fraud Examiner

Age(1): 69

Director Since 1991

Board Committees:

•  Audit Committee

•  Nominating and Corporate Governance (Chair)

Mr. Jones is a sole practitioner licensed Certified Public Accountant with an office in Ruston, Louisiana and is a Certified Fraud Examiner. He is a member of the American Institute of Certified Public Accountants, the Society of Louisiana Certified Public Accountants and the Association of Certified Fraud Examiners.

•  B.S. from Louisiana Tech University

•  Certified Public Accountant (licensed in Louisiana)

•  Mr. Jones’ ties within the local community, business experience and accounting knowledge qualify him to serve on our Board

Gary Luffey Independent Medical Doctor Allegiance Health Management Age(1): 70 Director Since 2017 Board Committees: • Compensation Committee

Dr. Luffey has been an eye surgeon for over 40 years and is a medical doctor at Allegiance Health Management. Previously, he had been a partner at the Green Clinic and a member of the its leadership team. Dr. Luffey has been a member of the Ruston-Lincoln Industrial Development Committee and served in a leadership role with the Ruston-Lincoln Chamber of Commerce. Additionally, he is a member of the National Association of Corporate Directors. Over the past 40 years, Dr. Luffey has been involved in the ownership and management of nursing homes, hospitals and medical supply companies. He was also a consultant with Alcon Laboratories, a subsidiary of Novartis, from 1996 to 2016.

•  B.S in Biology from University of Louisiana Monroe

•  M.D. from Louisiana State University-Shreveport

•  Ophthalmology Residency with Louisiana State University-Shreveport

•  Fellow American Board Ophthalmology

•  Dr. Luffey’s extensive experience with the healthcare industry and his community ties in our Louisiana markets are valuable to our Company and our Board

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PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee	Background	Qualifications
Drake Mills Chairman, President & CEO Origin Bancorp, Inc. Age(1): 64 Director Since 2012

Mr. Mills serves as our Chairman, President and CEO. Mr. Mills has more than 40 years of banking experience and started out as a check file clerk with Origin Bank. Having worked his way through the organization, Mr. Mills has served in various capacities, including in- house system night operator, branch manager, consumer loan officer, commercial lender and Chief Financial Officer. He became President and Chief Operations Officer in 1996 and was named CEO of Origin Bank in 2003. He has served our Company as President since 1998 and CEO since 2008, and as Chairman of our Board since 2012. Under his leadership as President and CEO, Origin Bank has experienced significant asset growth, primarily through organic growth. Mr. Mills served on the Community Depository Institutions Advisory Council to the Federal Reserve Bank of Dallas from 2011 to 2014. He represented the Federal Reserve Bank of Dallas on the Community Depository Institutions Advisory Council to the Federal Reserve System in Washington, D.C., and was appointed as the Council’s President for a one-year term in 2013. He is also a past Chairman of the Louisiana Bankers Association. Throughout his career, Mr. Mills has been extremely active volunteering in his local community having served in various leadership positions for the Boys and Girls Club of Northeast Louisiana, Ruston-Lincoln Chamber of Commerce, United Way of Northeast Louisiana, Louisiana Tech University Foundation, Louisiana Tech University College of Business Advisory Board, Louisiana Tech University Technology Foundation. He has also been recognized as the Tower Medallion recipient and Alumnus of the Year by Louisiana Tech University.

•  B.S. in Finance from Louisiana Tech University

•  Graduated from the Graduate School of Banking of the South in Baton Rouge, Louisiana, and the Graduate School of Banking of the South’s Professional Master of Banking Program in Austin, Texas

•  Mr. Mills oversees our executive management team as well as the development and execution of our strategic plan. His vision and leadership are instrumental in our growth and success

(1) Ages at March 13, 2025.

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PROPOSAL 1: ELECTION OF DIRECTORS

Board Diversity

The Company and the Board believe the diversity reflected in the communities we serve must be represented in the composition of the Board itself and is integral and necessary to the effective and successful functioning of the Company’s operations. We believe the members of our Board are well-qualified and reflect the diversity within our markets, including being representative of the age, gender, race, experience and expertise. The table below discloses the demographic mix of our Board at December 31, 2024.

Board Diversity Matrix
Total Number of Directors	16
		Female	Male
Part I: Gender Identity
Directors		4	12
Part II: Demographic Background
African American or Black		1	1
Alaskan Native or Native American
Asian			1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		3	10
Two or More Races or Ethnicities

Stockholder Approval

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of the 11 director nominees, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, the directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote at such a meeting at which a quorum is present. The 11 director nominees will be elected if the number of shares that vote “For” the election of a director exceeds the number of shares voted “Against” that director. Abstentions and broker non-votes shall not be counted as votes cast either “For” or “Against” the election of any director. Stockholders shall not have cumulative voting in the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

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PROPOSAL 1: ELECTION OF DIRECTORS

2024 NAMED EXECUTIVE OFFICERS

The biographical information set forth below outlines the background and experience of the Company’s NEOs who do not also serve on the Company’s Board.

NEO	Background	Qualifications
M. Lance Hall President & CEO Origin Bank Age(1): 51

Mr. Hall was promoted to President and CEO of Origin Bank in January 2020 after previously being promoted to President of Origin Bank in July 2018. Mr. Hall oversees the Bank’s regional presidents and markets, as well as lending, information technology, retail banking, operations, marketing, mortgage, and strategic planning. Prior to his promotion to Origin Bank President, Mr. Hall served as Louisiana State President from March 2013 until July 2018. While serving as Louisiana State President, Mr. Hall also became Chief Strategy Officer in March 2016 and became Chief Operating Officer of the Bank in February 2017. Mr. Hall has served our organization for over 25 years through various roles of increasing responsibility. Prior to joining Origin Bank, Mr. Hall spent four years at Regions Bank as a Credit Analyst and Commercial Relationship Manager.

• B.S. in Managerial Finance from the University of Mississippi • Graduate of The Graduate School of Banking at Louisiana State University
Derek McGee Senior Executive Officer & Chief Legal Counsel Age(1): 44

Mr. McGee joined Origin Bancorp, Inc. in January 2022 and serves as Chief Legal Counsel for the Company and Origin Bank. In this capacity, Mr. McGee oversees all legal matters involving the Company and Origin Bank and is actively involved in formulating and executing various strategic initiatives for the Company. From 2010 through 2021, Mr. McGee served as a partner of Fenimore Kay Harrison LLP where his primary area of focus was corporate, securities and regulatory representation of financial institutions. Prior to that, Mr. McGee was an attorney in the financial institutions group at Hunton Andrews Kurth LLP (formerly Hunton & Williams LLP). He has extensive experience representing financial institutions in merger and acquisition transactions and securities offerings, as well as SEC reporting and regulatory compliance matters. Mr. McGee is a past board member of the Independent Bankers Association of Texas (IBAT) and the IBAT Leadership Division, as well as past Vice Chairman of IBAT’s Associate Member Advisory Council. In addition, he is a past board member of First Tee of Greater Austin.

• B.B.A. in Finance from Baylor University • J.D. from Southern Methodist University • Member, State Bar of Texas

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PROPOSAL 1: ELECTION OF DIRECTORS

NEO	Background	Qualifications
Preston Moore Senior Executive Officer & Chief Credit and Banking Officer Age(1): 64

Mr. Moore assumed the role of Chief Credit and Banking Officer in October 2019, and prior to this role, he served as our Houston Regional President. He has been with the Bank since November 2012, when he was the first employee hired in the Houston market. Mr. Moore has performed various roles in the banking industry for more than 42 years, and he has a vast wealth of financial knowledge. Mr. Moore formerly served as President and Director for Encore Bancshares, Inc, and President, CEO, and Director for Encore Bank. Before he took on his role at Encore Bancshares, Mr. Moore served as the Executive Vice President and Manager of the Investment Division at Amegy Bank of Texas. Prior to that, Mr. Moore served as Managing Director in Debt Capital Markets at J.P. Morgan Chase & Co.

• B.A. in Political Science at Washington and Lee University • MBA in Finance at the University of Texas
William Wallace, IV Senior Executive Officer & Chief Financial Officer Age(1): 50

Mr. Wallace joined Origin Bancorp, Inc. as Chief Financial Officer in 2022. Mr. Wallace has roughly 20 years of experience in the financial services industry, most recently as a Managing Director and equity research analyst at Raymond James & Associates. He joined Raymond James in 2011 through the acquisition of Howe Barnes Hoefer & Arnett, which he joined in 2010. During his time at Raymond James, he was responsible for coverage of regional and community banks primarily located in the Northeast, Mid-Atlantic and Southeast United States, including Origin Bancorp. As a research analyst, Mr. Wallace used various mathematical, statistical, and analytical modeling techniques to perform detailed financial statements analysis and forecasting, industry analysis, and equity valuation analysis. Prior to Raymond James, Mr. Wallace was an assistant vice president at FBR Capital Markets, where he assisted in the coverage of primarily mid- and large-cap regional and super-regional banks and thrifts.

• B.A. in Anthropology from The University of Virginia • MBA from The College of William and Mary

(1)  Ages at March 13, 2025.

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CORPORATE GOVERNANCE

Board Leadership Structure

The Company has a policy that does not mandate the separation of the roles of CEO or President and the Chairman of the Board. Our Board believes it is in the best interest of the Company to instead make a determination regarding the separate roles of CEO, President and Chairman of the Board on a regular basis based on the position and direction of the Company and the membership composition of the Board. Our Board has determined that having our President and CEO, Mr. Mills, serve as Chairman of the Board is in the best interests of our stockholders at this time. This structure makes best use of the CEO’s extensive knowledge of our organization and the banking industry. Our Board views this arrangement as also providing an efficient nexus between our management and the Board, enabling the Board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before the Board in a timely manner.

Unless the Company has an independent non-executive Chairman of the Board, the Company’s governance structure provides for a strong Lead Independent Director role. The Lead Independent Director must be independent under the NYSE rules and elected by the independent Board members. Our Board has elected James D’Agostino, Jr. to serve as the Lead Independent Director.

Our Board believes that it is able to have a thorough exchange of views or address any issues independent of the Chairman. Among other things, the Lead Independent Director is required to:

•	Preside at Board meetings when the Chairman of the Board is not present;
•	Establish the agenda for, and preside at, executive sessions of the non-management and independent directors;
•	Receive topic suggestions from other directors to be discussed at upcoming executive sessions and facilitate discussion on key issues outside of meetings;
•	Act as a liaison and facilitate communication between the Chairman of the Board and the independent directors (provided that each director shall also be afforded direct and complete access to the Chairman of the Board at any time as such director deems necessary or appropriate);
•	Facilitate teamwork and communication among the independent directors;
•	Approve information sent to the Board;
•	Approve meeting agendas for the Board, in consultation with the Chairman of the Board;
•	Coordinate the activities of non-management and independent directors, including the authority to call meetings of non-management and independent directors;
•	If requested by any stockholder, ensure that he or she is available for consultation and direct communication;
•	Communicate, as appropriate, with the Company’s regulators;
•	Regularly communicate with the Chairman of the Board on a variety of issues including business strategy and succession planning;

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•	Maintain close contact with the Chairs of each standing committee of the Board, and serve as an ex-officio member of each committee where he or she is not a member;
•	Assist the committee Chairs in the establishment of committee agendas and schedules;
•	Provide input, as needed, into the assessment of the Board committees’ effectiveness, structure, organization and charters, and the evaluation of the need for changes; and
•	With the Nominating and Corporate Governance Committee, coordinate the annual evaluation of the Board and committees’ self-evaluations and the evaluation of the Chairman of the Board and the CEO.

Director Independence

Our common stock is listed on the New York Stock Exchange (“NYSE”). Under NYSE listing standards, independent directors must comprise a majority of a listed company’s board of directors. The rules of NYSE, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. In addition, NYSE listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent.

Our Board has undertaken a review of the independence of each director and director nominee in accordance with the SEC rules and NYSE listing standards. Based on this review, our Board has determined that 10 of our anticipated 11 directors, or Messrs. Chu, D’Agostino, Jr., Davison, Jr., Gallot, Jr., Goff, C. Jones, M. Jones, and Luffey and Mses. Edney and Farr, are independent as that term is defined under the SEC rules and NYSE listing standards. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions described under the heading “Certain Relationships and Related-Party Transactions” and below in “Board Meetings and Committees—Compensation Committee—Compensation Committee Interlocks and Insider Participation.”

Governance Documents

We have a Code of Ethics and Business Conduct Policy (“Ethics Policy”) in place that applies to all of our directors, officers and employees. The Ethics Policy sets forth specific standards of conduct and ethics that we expect all of our directors, officers and employees to follow, including our principal executive officer (“PEO”), principal financial officer and principal accounting officer. Any amendments to the Ethics Policy (other than any technical, administrative or non-substantive amendments), or any waivers of requirements thereof, will be disclosed on our website within four days of such amendment or waiver.

We have also adopted Governance Principles that set forth the framework within which our Board, assisted by its committees, directs the affairs of our organization. The Governance Principles address, among other things, the composition and functions of our Board and its committees, director independence, compensation of directors and succession planning. The Corporate Governance Principles, our Ethics Policy, and information about other governance matters of interest to investors, are available through our website at www.origin.bank by clicking on Investors—Governance—Governance Overview.

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Director Education and Self-Assessment

Our Board believes that director education is important to enable it to most effectively perform its role of oversight of the management and affairs of the Company. Accordingly, it is our policy that new non-employee directors receive an orientation from appropriate executives regarding the Company’s business and affairs at the time that the director joins our Board. In addition, within three months of election or appointment to our Board, each new non-employee director is invited to spend a day at corporate headquarters for a personal briefing by executive management on the Company’s strategic plans, its financial statements, and its key policies and practices.

Directors are also provided with continuing education on subjects that would assist them in discharging their duties, including: regular programs on the Company’s financial planning and analysis, compliance and corporate governance developments; business-specific learning opportunities through site visits and board meetings; and briefing sessions on topics that present special risks and opportunities to the Company. Additionally, the Company has a director education program to assist board members in further developing their skills and knowledge to better perform their duties, including presentations made via our board portal. Each director is asked to view the presentation and given an opportunity during Board meetings to ask questions. For example, in 2024, presentations on compliance training, cyber security and artificial intelligence training, BSA Board training, and Fair Lending training were reviewed and discussed. Additionally, courses covering topics such as, regulatory issues and compensation trends, fraud prevention, reporting for income taxes, financial accounting and the latest issues in the Statements of Cash Flows, were completed by individual directors. Training was conducted by qualified employees regarding OFAC and investor relations, among other topics. In addition to presentations, our Board subscribes to bankdirector.com, and Dr. Luffey and Ms. Solender have access to the NACD. One of our directors, Ms. Solender, has earned NACD Governance Fellow status, which requires continuing education in corporate governance.

Board Meetings and Committees

•	Our Board met seven times during the 2024 fiscal year (including regularly scheduled and special meetings)
•	During the 2024 fiscal year, each of the directors, participated in 75% or more of the total number of meetings of the Board and the committees to which he or she was assigned (held during the period for which the relevant individual was a director)
•	We expect all our directors will attend the upcoming Annual Meeting
•	All fifteen of our then serving directors attended the 2024 annual meeting of stockholders
•	It is our policy to invite all directors and nominees for director to attend the Annual Meeting

The business of our Board is conducted through its meetings, as well as through meetings of its committees. Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating and Corporate Governance Committee, and a Risk Committee, each of which has the composition and responsibilities described below. Members serve on our committees until their resignation or until otherwise determined by our Board. The standing committees report on their deliberations and actions at each full Board meeting. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate

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to assist the committee in its work. In the future, our Board may establish such additional committees as it deems appropriate, in accordance with applicable laws and regulations and the Company’s Articles of Incorporation and Bylaws.

Risk Management and Oversight

Our Board is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. Our Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While the entire Board maintains the ultimate oversight responsibility for the risk management process, the Risk Committee was formed by our Board to assist in its oversight and the Board’s other committees assist in oversight of risk in specific areas. In particular, the Audit Committee assists the Board in monitoring the effectiveness of the Company’s identification and management of risk, including financial and other business risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive and employee compensation plans and arrangements, and periodically reviews these arrangements to evaluate whether incentive or other forms of compensation encourage unnecessary or excessive risk-taking by the Company. The Nominating and Corporate Governance Committee monitors the risks associated with the independence of our Board. The Finance Committee is responsible for, among other things, overseeing the administration and effectiveness of market and similar risks. Management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed.

Audit Committee

The current members of our Audit Committee are Messrs. Malone (Chair), D’Agostino, Jr. C. Jones and M. Jones. Our Board has evaluated the independence of the members of the Audit Committee and has determined that (i) each of the members is independent under the applicable rules of NYSE, (ii) each of the members satisfies the additional independence standards under the SEC rules for Audit Committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. The Board also reviewed which members of the Audit Committee meet the criteria to be considered a financial expert as defined by the SEC rules. Based on its review, the Board determined that Messrs. Malone and C. Jones qualify as an “Audit Committee Financial Expert,” as defined under the applicable rules of the SEC, by reason of their prior job experience. Mr. Cecil Jones will serve as the Audit Committee chairman following the departure of Mr. Malone directly after the 2025 Annual Meeting. The Audit Committee held eight meetings during the fiscal year ended December 31, 2024.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	Selecting, engaging and overseeing the Company’s independent registered public accounting firm, including preapproving all services and the fees and terms of engagement. The independent auditor reports directly to the Audit Committee;
•	Overseeing the integrity of our financial statements, including the annual audit, the annual audited financial statements and financial information included in our periodic reports that will be filed with the SEC;

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•	Overseeing our financial reporting internal controls, including discussing with management and the independent auditor any significant findings related to the internal control over financial reporting;
•	Overseeing our internal audit function, including the direct oversight of the Chief Audit Executive, who shall functionally report to the Audit Committee;
•	Overseeing our compliance with applicable laws and regulations related to financial matters or that could materially affect the Company’s financial statements;
•	Overseeing our risk management function related to financial reporting;
•	Overseeing our procedures for receipt, assessment and handling of complaints regarding accounting, internal accounting controls or auditing matters;
•	Overseeing concerns regarding questionable accounting and auditing, including submissions made by employees pursuant to the Ethics and Compliance Reporting (Whistleblower) Policy; and
•	Investigating matters pertaining to the adherence to the Code of Ethics or other standards of business conduct, as such are related to accounting, auditing, financial reporting or internal control functions.

Our Board has adopted a written charter for the Audit Committee, which is reviewed annually and available on our website at www.origin.bank under “Investors—Governance—Governance Overview.”

Independent Registered Public Accounting Firm

The Audit Committee has appointed Forvis Mazars, LLP, as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2025. Forvis Mazars, LLP, served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and reported on the Company’s consolidated financial statements for that year.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee must pre-approve engagements for audit and permissible non-audit services to be rendered by the Company’s independent registered public accounting firm and the fees and terms of each such engagement. The Audit Committee may delegate pre-approval authority to its Chair, who shall report any final pre-approval decisions, including the material terms and fees of such engagement, to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the Company’s independent registered public accounting firm.

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Fees Paid to Independent Registered Public Accounting Firm

The following is a description of the fees earned by Forvis Mazars, LLP for services rendered to the Company for the years ended December 31, 2024 and 2023, for purposes of considering whether such fees are compatible with maintaining the independence of Forvis Mazars, LLP, and concluded that such fees did not impair the independence of Forvis Mazars, LLP. The Audit Committee has pre-approved all of the services provided by Forvis Mazars, LLP, and all of the fees described below.

	Years Ended December 31,
(Dollars in thousands)	2024	2023
Audit Fees(1)	$ 1,192	$ 772
Audit-Related Fees(2)	35	28
Tax Fees	—	—
All Other Fees	—	—
Total	$ 1,227	$ 800

(1)	Audit Fees reflect the aggregate fees incurred for services related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements filed on Forms 10-K and 10-Q, respectively, and other required filings. Audit fees also include fees for the audit of our internal controls over financial reporting.
(2)	Audit-Related Fees include aggregate fees incurred for professional services rendered related to the audits of retirement and employee benefit plans.

During the fiscal year ended December 31, 2024, none of the total hours expended on the audit and review of the Forms 10-K and 10-Q, respectively, and other required filings, by Forvis Mazars, LLP, were provided by persons other than Forvis Mazars, LLP’s full-time permanent employees.

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Report by Audit Committee

The Audit Committee has reviewed and discussed with management of the Company and Forvis Mazars, LLP the Company’s independent registered public accounting firm, the audited financial statements for the fiscal year ended December 31, 2024, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Forvis Mazars, LLP’s evaluation of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has discussed with Forvis Mazars, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Forvis Mazars, LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Forvis Mazars, LLP such accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

THE AUDIT COMMITTEE

Farrell Malone (Chair)
James D’Agostino, Jr.
Michael Jones
Cecil Jones

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Compensation Committee

The current members of our Compensation Committee are Ms. Solender (Chair) and Messrs. Goff, and Luffey. Our Board has determined that each of the members of our Compensation Committee is independent within the meaning of the independent director requirements of NYSE and the SEC. Our Board has also determined that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, the applicable requirements of NYSE and SEC rules and regulations. The members of the Compensation Committee also qualify as “non-employee directors” according to the SEC rules. The Compensation Committee held six meetings during the fiscal year ended December 31, 2024.

The Compensation Committee assists the Board in fulfilling its responsibilities relating to the compensation of the CEO and executive officers of the Company. In addition, the Compensation Committee oversees the Company’s executive compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

•	Annually reviewing and approving the compensation of our CEO, including determination of salary, bonus, benefits, incentive opportunities and other compensation, approving goals and objectives relevant to the compensation of the CEO and evaluating the CEO’s performance in light of such goals and objectives;
•	Together with the CEO, annually reviewing and approving the evaluation process and compensation for executive officers, including salary, bonus, benefits, incentive opportunities and other compensation based on an evaluation of each executive officer’s performance against relevant goals and objectives;
•	Overseeing and evaluating executive compensation structure, policies and programs, and assessing whether these establish appropriate incentives and leadership development opportunities for management succession;
•	Retaining, or obtaining the advice of, such compensation consultants, legal counsel or other advisors as the Compensation Committee deems necessary or appropriate for it to carry out its duties;
•	Reviewing and approving new or materially amended employment agreements, severance or termination arrangements, change-in-control (“CIC”) agreements, retirement agreements and similar matters;
•	Evaluating and making recommendations to the Board with respect to equity-based plans that are subject to Board approval.
•	Evaluating and monitoring, with the assistance of the Chief Risk Officer, risk management matters as they relate to compensation to ensure that compensation practices and incentive compensation arrangements are consistent with principles of safety and soundness, do not encourage excessive risk taking, and are not reasonably likely to have a material adverse effect on the Company;
•	Reviewing and approving the implementation or revision of any clawback policy allowing the Company to recoup compensation paid to executive officers and other employees;
•	Approving or making recommendations to the Board with respect to the adoption or modification of policies regarding the pledging or hedging of Company stock by Company insiders, if any, and monitoring compliance with respect to any adopted policy on pledging and hedging;

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•	Providing strategic review of the Company’s human resources strategies and initiatives to ensure the Company is seeking, developing and retaining human capital appropriate to the Company’s needs;
•	Establishing and monitoring compliance with any stock ownership and holding guidelines of the Company that are applicable to executive officers; and
•	Reviewing Director compensation levels, benefits and practices no less than every other year and recommending changes in such compensation levels to the Board as needed.

Compensation Committee Interlocks and Insider Participation

No members serving on the Compensation Committee during 2024 were officers or employees of the Company or any of its subsidiaries and none were former officers of the Company or any of its subsidiaries. No member of the Compensation Committee has or had any relationship with the Company or any of its subsidiaries that is required to be disclosed as a transaction with a related party. Since the establishment of our Compensation Committee, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on the Compensation Committee or the Board.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Human Resources Officer and other members of the Compensation Committee. The Compensation Committee meets regularly in executive sessions. Our Chief Human Resources Officer regularly attends meetings of the Compensation Committee and, from time to time, various other members of management or other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide background information or to otherwise participate in meetings. The Company’s CEO, the Bank’s President and CEO, and the Chief Human Resources Officer also interface with the Compensation Committee in connection with executive compensation. The Compensation Committee periodically meets with the CEO to assess progress toward meeting objectives set by the Board for both annual and long- term compensation. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding CEO’s compensation.

The Compensation Committee may form and delegate authority to subcommittees to the extent it deems necessary or appropriate. Under its charter, the Compensation Committee has the authority to select, retain and approve the fees and other retention terms of counsel, accountants or other experts or advisors, including compensation consultants, at the expense of the Company, that the Compensation Committee considers appropriate in the performance of its duties. The Compensation Committee also has direct responsibility for the oversight of the work of any consultants or advisors it engages. Under its charter, the Compensation Committee may select or receive advice from a consultant only after taking into consideration certain factors set forth in the NYSE rules relating to the consultant’s independence. Although the Compensation Committee is required to consider such factors, it is free to select or receive advice from a consultant that is not independent. See the Compensation Discussion and Analysis for additional information regarding the Compensation Committee’s consultant.

Our Board has adopted a written charter for the Compensation Committee, which is reviewed annually and available on our website at www.origin.bank under “Investors—Governance—Governance Overview.”

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Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Michael Jones (Chair), D’Agostino, Jr., Malone and Mses. Edney and Solender. Our Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent within the meaning of the independent director requirements of NYSE. The Nominating and Corporate Governance Committee held six meetings during the fiscal year ended December 31, 2024.

The Nominating and Corporate Governance Committee nominates persons for election as directors and reviews corporate governance matters. Candidates may come to the attention of the Nominating and Corporate Governance Committee through Board members, management, stockholders or other persons. These candidates are evaluated at Nominating and Corporate Governance Committee meetings and may be considered at any point during the year. Although, to date, there have been no stockholder nominations and the Company does not have a formal policy of considering director candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider stockholder nominations for candidates for the Board that have been properly submitted in accordance with the advance notice provisions of our Bylaws. Among other things, the Nominating and Corporate Governance Committee members are responsible for:

•	Evaluating and making recommendations to our Board regarding Board size and composition, committee structure and assignments, and director responsibilities;
•	Assisting our Board in identifying prospective director nominees and recommending to our Board a slate of director nominees for election by stockholders at each annual meeting of stockholders;
•	Reviewing the background, qualifications and independence of individuals being considered as director candidates, including persons proposed by stockholders or others;
•	Reviewing and overseeing the management succession program;
•	Evaluating and recommending corporate governance principles applicable to our Board composition and operation of the Company;
•	Developing and reviewing the Company’s related party transactions policy and reviewing or approving related party transactions;
•	Reviewing and investigating matters pertaining to the adherence to the Ethics Policy or other standards of business conduct by any director or executive officer of the Company, except as such are related to accounting, auditing, financial reporting or internal control functions, which is the responsibility of the Audit Committee; and
•	Overseeing the Company’s strategy and practices related to ESG.

Our Board has adopted a written charter for our Nominating and Corporate Governance Committee, which is reviewed annually and available on our website at www.origin.bank under “Investors— Governance—Governance Overview.”

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Finance Committee

The current members of our Finance Committee are Messrs. D’Agostino, Jr. (Chair), Chu, Malone, Taylor and Ms. Farr. The Finance Committee met four times in 2024. The Finance Committee has responsibility for, among other things:

•	Reviewing, approving and recommending for implementation our market risk functional framework, liquidity risk and oversight policy;
•	Overseeing the administration and effectiveness of, and compliance with, our market risk functional framework and oversight policy and other significant investment and related policies;
•	Reviewing and overseeing the operation of our Capital Management Policy as well as our capital adequacy assessments, forecasting and stress testing processes and activities;
•	Reviewing capital levels and making recommendations to our Board regarding our dividend policy;
•	Reviewing and making recommendations with respect to the sale or repurchase of debt or equity securities, as well as making recommendations regarding the Company’s financing activities and significant capital expenditures; and
•	Reviewing the financial analyses of potential acquisitions and investments.

Our Board has adopted a written charter for our Finance Committee, which is reviewed annually and available on our website at www.origin.bank under “Investors—Governance—Governance Overview.”

Risk Committee

The current members of the Risk Committee are Messrs. Davison, Jr., (Chair), Chu, and Ms. Edney. The Risk Committee held four meetings in 2024.

Our Board believes an effective enterprise risk management system is necessary to ensure the successful, safe and sound management of the Company. The Risk Committee was appointed by our Board to assist our Board in its oversight of (i) the Company’s enterprise risk management framework, (ii) the Company’s risk appetite statement, including risk limits and tolerances, and (iii) the performance of the Company’s Chief Risk Officer. Among other things, our Risk Committee has responsibility for:

•	Overseeing the Company’s enterprise risk management framework and risk appetite statement, including the ongoing alignment of the risk appetite statement with the Company’s strategy and capital plans;
•	Reviewing and evaluating the major risk exposures of the Company and its business units, including market, credit, operational, liquidity, legal, cybersecurity, technology and reputational risks, against established risk measurement methodologies and tolerances, as applicable;
•	Overseeing the Company’s risk identification framework;
•	Monitoring the results of reviews and assessments of risk management functions conducted by the Chief Audit Executive;
•	Monitoring the Company’s complaint management program, including any red flags and/or ethics violations;

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•	Reviewing and recommending for the Board’s approval annually, and more often as appropriate, the Company’s risk appetite statement and, as and when appropriate, the Company’s other significant risk management and risk assessment guidelines and policies;
•	Overseeing the Company’s process and significant policies for determining risk tolerance and review management’s measurement and comparison of overall risk tolerance to established limits;
•	Monitoring risk tolerance levels and capital targets and limits as set forth in the risk appetite statement;
•	Regularly reporting to the Board on the adequacy and quality of the Company’s methods for identifying, measuring, monitoring, controlling and reporting risks;
•	Reviewing the Company’s insurance program and the policies in place to address insurable risks, including coverages, limits, risk retention, claims, loss histories, and related matters;
•	Overseeing management’s compliance with all of the regulatory obligations of the Company and its subsidiaries arising under applicable federal and state banking laws, rules and regulations;
•	Reviewing and approving, on an annual basis, the Company’s internal annual compliance training schedule;
•	Reviewing and approving the appointment and, as appropriate, replacement of the Chief Risk Officer;
•	Evaluating the qualifications, performance and compensation of the Chief Risk Officer; and
•	Coordinating with management, including the Chief Risk Officer, and the Audit Committee to help ensure that the committees have appropriate information and resources to fulfill their duties and responsibilities with respect to oversight of risk management practices and policies.

Our Board has adopted a written charter for our Risk Committee, which is reviewed annually and available on our website at www.origin.bank under “Investors—Governance—Governance Overview.”

Stockholder Nominees and Proposals for 2026 Annual Meeting

If a stockholder desires to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2026 annual meeting of stockholders, such proposal and supporting statements, if any, must be received by us at our principal executive offices, located at 500 South Service Road East, Ruston, Louisiana 71270, no later than November 13, 2025. However, if the date of the 2026 annual meeting of stockholders is changed by more than 30 days from April 23, 2026, then the deadline will be a reasonable time before we begin to send proxy materials. Any such proposal must comply with the requirements of Rule 14a-8.

Stockholder proposals to be presented at the 2026 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy statement (including a director nomination) for the 2026 annual meeting of stockholders must, in addition to other requirements, be in proper form and received in writing at the Company’s principal executive offices no earlier than December 24, 2025, and no later than January 23, 2026. If the 2026 annual meeting is not called for a date that is within 30 days of April 23, 2026, notice must be delivered not later than the close of business on the tenth day following the date on which such notice of the

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date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Please consult our Bylaws before sending in a notice as we may disregard proposals or nominations not made in accordance with the requirements in our Bylaws.

Director Nominees

Our Bylaws provide that nominations of persons for election to the Board may be made by or at the direction of our Board or by any stockholder entitled to vote for the election of directors at the Annual Meeting who complies with certain procedures in our Bylaws as described above. The Nominating and Corporate Governance Committee is responsible for identifying and recommending candidates to our Board as vacancies occur.

The Nominating and Corporate Governance Committee is responsible for monitoring the mix of skills and experience of the directors in order to assess whether our Board has the necessary tools to perform its oversight function effectively. Director candidates are evaluated using certain established criteria, including familiarity with the financial services industry, their personal financial stability, their willingness to serve on our Board and our Corporate Governance Principles. In addition, our Corporate Governance Principles indicate directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee considers the diversity of our directors and nominees in terms of knowledge, experience, skills, expertise and other characteristics that may contribute to our Board. In addition, the Company’s strategic plan includes a focus on attracting Board members who represent a broad mix of skills, backgrounds and perspectives that will more closely reflect the diversity of our customer base, stockholders and communities we serve.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director.

Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner as it considers candidates recommended by others, provided that such candidates are nominated in accordance with the applicable provisions of our Bylaws. Because of this, there is no specific policy regarding stockholder nominations of potential directors. At present, our Board does not engage any third parties to identify and evaluate potential director candidates.

Certain Relationships and Related-Party Transactions

Transactions by Origin Bank or us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Origin Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by Origin Bank to its executive officers, directors and principal stockholders). We and our wholly-owned subsidiary, Origin Bank, have

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adopted policies designed to ensure compliance with these regulatory requirements and restrictions. In addition, our Ethics Policy provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors.

We have also adopted a written Related Party Transaction Policy. Related party transactions are transactions, arrangements or relationships in which we are or will be a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties include our directors (including nominees for election as directors), our executive officers, beneficial owners of more than 5% of our capital stock and the immediate family members of any of the foregoing persons.

Transactions subject to the policy are referred to the Nominating and Corporate Governance Committee for evaluation and approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors:

•	Whether the transaction was undertaken in the ordinary course of the Company’s and the related party’s business;
•	Whether the transaction was initiated by the Company or the related party;
•	The purpose of the transaction and its potential risks and benefits to the Company;
•	In the event the related party is a director, an Immediate Family Member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact on the director’s independence and, if the director serves on the Compensation Committee, such director’s status as a “non-employee director” under the SEC rules;
•	The availability of other sources for comparable products or services;
•	The approximate dollar value of the transaction and the amount and nature of the related party’s interest in the transaction; and
•	The terms of the transaction and whether the proposed transaction is proposed to be entered into on terms no less favorable than the terms available to unrelated third parties or to employees generally.

Our Related Party Transactions Policy is available on our website at www.origin.bank under “Investors— Governance—Governance Overview.”

General

In addition to the relationships, transactions and the director and executive officer compensation arrangements discussed under “Director Compensation,” “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation,” the following is a description of transactions since January 1, 2024, including currently proposed transactions, to which we have been or will be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for similar transactions.

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Ordinary Banking Relationships

Certain of our officers, directors and principal stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, Origin Bank, us or our affiliates in the ordinary course of business. These transactions include deposits, loans, mortgages and other financial services transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risks of collectability or present other features disproportionately unfavorable to us.

At December 31, 2024, we had approximately $52.9 million of loans outstanding to our directors and officers, their immediate family members and their affiliates, as well as those of Origin Bank, and we had approximately $4.1 million in unfunded loan commitments to these persons. At December 31, 2024, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal stockholders, as well as their immediate family members and affiliates.

Certain Commercial Relationships

Air Transportation

Ruston Aviation, Inc. is engaged by us from time to time to provide private air transportation to our management team. The sole owner of Ruston Aviation, Inc., James Davison, Sr., is the father of our director James Davison, Jr.

During 2019, Origin Bank and Ruston Aviation, LLC jointly purchased an airplane from a third party, with each party having an equal 50% ownership stake. 49% of Ruston Aviation, LLC is owned by James Davison, Sr., the father of our director James Davison, Jr., 49% is owned by Steven Davison, the brother of our director James Davison, Jr., and 2% is owned by Ruston Aviation, Inc. The aggregate purchase price of the aircraft was $5,162,040. Half of the purchase price was paid by the Bank and half was paid by Ruston Aviation, LLC. Ruston Aviation, LLC and the Bank have allocated operating costs in accordance with their respective use of the aircraft. We made payments of approximately $47,000 to Ruston Aviation, Inc. for the fiscal year ended December 31, 2024, including the Bank’s portion of shared operating costs in connection with its joint ownership of the aircraft. In addition, we provide outsourced human resources services for Ruston Aviation, LLC for which Ruston Aviation, LLC paid us $15,000 for the year ended December 31, 2024. During the last month of 2024, we sold our 50% interest in the airplane to an unrelated third party.

Hospitality and Country Club Membership

The Squire Creek Country Club in Choudrant, Louisiana is owned by Squire Creek Country Club and Development LLC, which itself is jointly owned in equal 50% stakes by James Davison, Sr. and Steven Davison, father and brother, respectively, of our director James Davison, Jr. From time to time, we use the country club for corporate functions, employee and vendor lodging and similar activities. During the fiscal year ended December 31, 2024, we paid approximately $330,000 to Squire Creek Country Club and Development LLC for these services, and we do not believe we pay more than standard rates. In addition, we provide outsourced human resource services for Squire Creek Country Club and Development, LLC for which Squire Creek Country Club and Development, LLC paid us $45,000 for the year ended December 31, 2024.

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Forth Insurance Leases

Forth Insurance, LLC (“Forth Insurance”), our wholly-owned insurance subsidiary has leased an office condominium located at 504 South Service Road East, Ruston, Louisiana, from MNG Properties, L.L.C. (“MNG”), which lease was renewed most recently on February 1, 2021, for a ten-year term. Our Chairman and CEO, Drake Mills, owns 33.3% of MNG. During the fiscal year ended December 31, 2024, Forth Insurance paid MNG an aggregate of $151,000 in lease payments. Under the terms of the lease, aggregate future lease payments, excluding expenses and assuming exercise of all renewal options, were approximately $1.7 million at March 1, 2025.

Forth Insurance conducts operations in Monroe, Louisiana at a location leased from 2200 Tower Drive, LLC, an entity in which Peyton Farr, the husband of our director Meryl Farr, is a 40% owner. The current term of the lease ends October 2030, with a renewal option to extend the lease for an additional five years. The lease provides for a monthly base rent of $27,133 and is subject to certain adjustments. We are also responsible for utilities, certain real property taxes, maintenance (except with respect to common areas), repairs and alterations. Under the terms of the lease, aggregate future lease payments, excluding expenses and assuming exercise of all renewal options, were approximately $3.4 million at March 1, 2025. We made payments of approximately $326,000 for the fiscal year ended December 31, 2024, in connection with this lease.

Compensation Expense

Peyton Farr, the husband of our director Meryl Farr, and Joe Farr, the father-in-law of our Director Meryl Farr, are employed by our wholly-owned insurance subsidiary, Forth Insurance, and Tyler Mills, the son of our Chairman and CEO Drake Mills, is employed by our wholly-owned banking subsidiary, Origin Bank. Each of Mr. Peyton Farr and Mr. Tyler Mills received compensation in excess of $120,000 for their employment during 2024.

Perkins-McKenzie Investment

On March 6, 2024, our wholly-owned insurance subsidiary, Forth Insurance, made an $800,000 investment in Perkins-McKenzie Insurance Agency, LLC (“PM Agency”), which represents 20% of PM Agency’s outstanding membership interests. Concurrent with this investment, Strategic Agency Partners, LLC (“SAP”) purchased 40% of the outstanding membership interests in PM Agency. Peyton Farr, the husband of our director Meryl Farr, owns 75% of SAP and due to this ownership became the manager of PM Agency upon closing of the investments by Forth Insurance and SAP. Mr. Farr also remains an employee of our wholly-owned insurance subsidiary, Forth Insurance. As of December 31, 2024, Forth Insurance received $190,000 in distributions related to its investments in PM Agency.

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Director Compensation for Fiscal Year 2024

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation of directors. Employees of the Company and its subsidiaries are not compensated for service as a director of the Company or its subsidiaries.

Director compensation is reviewed periodically by the Compensation Committee of our Board and adjustments are considered, as needed. Periodically, the Committee engages an independent consultant to review director compensation amounts and structure using the same group of peer banks that is used by the Compensation Committee to review the compensation of senior management.

The following table summarizes the committee and other fees/benefits paid to non-employee directors during the year ended December 31, 2024:

	Committee Member Fee $	Committee Chair Premium $	Other Annual Fees/Benefits $
Cash and Equity Retainers:
Retainer per director	—	—	45,000
Equity-based awards per director(1)	—	—	50,000
Lead independent director	—	—	25,000
Committee Service Fees:
Audit	6,000	12,000	—
Compensation	4,000	9,000	—
Finance	3,000	5,000	—
Nominating and Corporate Governance	3,500	6,500	—
Risk	3,000	5,000	—

(1)	Equity awards are granted to non-employee directors pursuant to Origin Bancorp, Inc. Omnibus Incentive Plan in May of each year following the annual stockholders meeting and the election of directors. These grants vest on annual meeting date of the following year, subject to their continued service on such date.

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The following table summarizes the total compensation paid by the Company to non-NEO directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash $	Stock Awards(1) $	All Other Compensations(2) $	Total $
Daniel Chu	50,125	50,007	—	100,132
James S. D’Agostino, Jr.	84,375	50,007	—	134,382
James E. Davison, Jr.	55,250	50,007	—	105,257
Jay Dyer(3)	43,750	50,007	—	93,757
A. La’Verne Edney	49,625	50,007	—	99,632
Meryl Farr	48,000	50,007	—	98,007
Richard J. Gallot, Jr.	48,500	50,007	—	98,507
Stacey Goff	49,125	50,007	—	99,132
Cecil Jones(4)	12,750	24,812	—	37,562
Michael Jones	60,750	50,007	—	110,757
Gary E. Luffey	51,750	50,007	—	101,757
Farrell J. Malone(3)	68,875	50,007	—	118,882
Lori Sirman(3)	—	—	799,215	799,215
Elizabeth Solender(3)	59,625	50,007	—	109,632
Steven Taylor(3)	54,000	50,007	—	104,007

(1)	The amounts shown in this column reflect RSAs granted to the non-employee directors during 2024 and are disclosed as the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718, based on the closing market price of our common stock on the grant date. For additional information on our calculation of stock-based compensation, please refer to the notes to our audited financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K.

(2)	The amounts shown in this column are described in the table below and were paid to Ms. Sirman in conjunction with her employment by the Company.

(3)	Not standing for reelection at the 2025 Annual Meeting.

(4)	Mr. Jones was appointed to the Board on October 28, 2024.

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Amount of all other compensation paid to Ms. Sirman in 2024 are set forth below:

Description	Lori Sirman ($)
Base salary	506,000
Short-term incentive	68,600
Stock awards(1)	177,107
Transfer ownership of Company car	17,000
Auto allowance	13,000
Employer 401(k) contributions	10,350
Country club membership dues	7,158
Total	799,215

(1)	The amount reflects RSUs and PSUs granted to Ms. Sirman and are disclosed as the aggregate grant date fair value of the awards. For additional information on our calculation of stock-based compensation and relevant assumptions, please refer to Note 13 — Stock and Incentive Compensation Plans to our audited financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K. For PSUs, the grant date fair value is calculated using the target number of PSUs awarded, which was the assumed probable outcome on the grant date. Assuming, instead, the highest level of performance achievement on the grant date for the PSUs, the aggregate grant date fair value of the awards would have been $132,814.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our Articles of Incorporation and Bylaws, as well as the Articles of Incorporation and Bylaws of Origin Bank, as applicable.

Ms. Sirman is an employee of Origin Bank but is not an executive officer of the Company. Ms. Sirman was subject to an employment agreement with BTH Bank, which was first amended and assumed by Origin Bank on October 7, 2022, and further amended by a second amendment executed on January 1, 2025, to reflect Ms. Sirman’s new base salary. Under the terms of Ms. Sirman’s employment agreement, as amended by the first amendment, Ms. Sirman was to serve as an Executive Vice President of Origin Bank for a period of two years following consummation of the merger, with automatically renewing one-year terms after that time. Following the expiration of the term provided in that first amendment, Ms. Sirman executed a second amendment, which became effective on January 1, 2025, providing for an annual base salary of $350,000. Ms. Sirman is eligible for incentive compensation and other benefits consistent with similarly situated officers of Origin Bank. The employment agreement, as amended, contains certain restrictive covenants and provides for a lump sum change in control (“CIC”) payment equal to the executive’s base salary if such executive is terminated within a year of a change of control, subject to certain exceptions.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of Origin’s compensation philosophy and objectives, pay for performance alignment and the variables considered when making the compensation- related decisions for Origin’s NEOs.

This discussion describes the components of the Company’s compensation program for its NEOs and should be read together with the compensation tables for our NEOs, which can be found following this discussion. Unless otherwise indicated, any references to a particular year in this discussion means the fiscal year ended December 31, 2024. The Company’s NEOs at December 31, 2024, are listed below:

Name	Title
Drake Mills	Chairman of the Board/CEO & President of Origin Bancorp, Inc.
William Wallace, IV	Chief Financial Officer
M. Lance Hall	President and CEO of Origin Bank
Derek McGee	Chief Legal Counsel
Preston Moore	Chief Credit & Banking Officer

Key Compensation Committee Actions in 2024

The Compensation Committee took several actions which are consistent with our determination to pay for performance and align our incentive compensation metrics to key strategic initiatives.

•	Reviewed benchmarking data on base salary and incentive opportunities for the CEO and approved an increase based on peer market practice. Mr. Mills’ Short-Term Incentive Plan (“STIP”) target was increased to 80% of salary and his LTIP target was increased to 120% of salary.

•	Reviewed peer benchmarking data related to director compensation and recommended an increase to both cash and equity compensation, which was later approved by the Board.

•	Reviewed short and long-term incentive plan designs to confirm they are in accordance with shareholder interests and peer market practices; approved metrics for 2024 incentive plans.

•	Approved 2024 STIP payouts in alignment with individual and corporate financial performance.

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Executive Compensation Philosophy

The quality and loyalty of our employees, including our executive team, is critical to executing our community banking philosophy. In order to attract and retain highly qualified and loyal employees, we feel it is important to motivate and reward these executives for high levels of performance that contribute to long-term shareholder value. Therefore, our compensation programs are designed using the following principles:

•	We are committed to providing compensation and benefit programs that are highly competitive within our industry and with other relevant organizations with which we compete for talent.

•	Our compensation programs are designed to encourage and reward behaviors that contribute to the achievement of strategic organizational goals and stockholder value.

•	We are committed to providing a work culture that promotes respect, integrity, teamwork, collaboration, equity, initiative, and individual growth opportunities, which are reinforced throughout our compensation programs and practices.

Compensation Best Practice

Our executive compensation program incorporates many strong governance practices as shown below:

WHAT WE DO	WHAT WE DON’T DO
• Tie a substantial portion of executive compensation to Company performance goals in both short and long-term compensation	• No “excise tax gross-ups” in the event of a CIC
• Engage with an independent compensation consultant that provides recommendations and advice to the Compensation Committee	• No repricing of stock options without stockholder approval
• Conduct an annual risk review of incentive plan compensation to ensure our plans do not create risks that are likely to have a material adverse impact	• No hedging of Company stock is allowed, and the pledging of Company stock is discouraged
• Maintain a clawback policy for incentive compensation	• No excessive perquisites
• Require executives and directors to maintain meaningful stock ownership	• No dividends paid on equity unless and until the units are fully earned and vested
• Utilize minimum vesting periods of at least 3 years for equity awards, with 3 year cliff vesting for most performance-based equity awards	• No incentives that encourage improper risk taking
• Engage with stockholders to discuss any concerns or objectives related to our compensation programs	• No single trigger CIC equity acceleration in employment agreements or in the Origin Bancorp, Inc. Omnibus Incentive Plan
• Annually review peer and market data to ensure compensation levels remain competitive and aligned with peers	• No guaranteed salary increases and no guaranteed bonuses

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COMPENSATION DISCUSSION AND ANALYSIS

2024 Business and Financial Highlights

In evaluating the Company’s overall executive compensation program and decisions, including payouts under the 2024 programs and plan designs for our 2024 programs, the Compensation Committee considered a number of factors, including the strategic and financial performance of the Company in 2024.

Some specific highlights and key accomplishments considered by the Compensation Committee in its decision-making process during 2024 included:

•	Net interest income was $300.4 million for the year ended December 31, 2024, reflecting an increase of $809,000, or 0.3%, compared to $299.6 million for the year ended December 31, 2023.

•	The Company’s fully tax equivalent net interest margin (“NIM-FTE”) remained stable at 3.22% for the year ended December 31, 2024, compared to 3.23% for the year ended December 31, 2023.

•	Provision expense for credit losses was $7.4 million for the year ended December 31, 2024, reflecting a decrease of $9.3 million, or 55.5%, compared to $16.8 million for the year ended December 31, 2023.

•	Book value per common share at December 31, 2024, was $36.71, reflecting a $2.41, or 7.0%, increase compared to $34.30 at December 31, 2023.

•	Return on average assets (“ROAA”) was 0.77% for the year ended December 31, 2024, reflecting a 7-basis-point, or 8.33%, decrease compared to 0.84% for the year ended December 31, 2023. Return on average equity (“ROAE”) was 6.92% for the year ended December 31, 2024, reflecting a 146-basis-point, or 17.4%, decrease compared to 8.38% for the year ended December 31, 2023.

•	Nonperforming LHFI to total LHFI was 0.99% at December 31, 2024, reflecting a 60-basis-point, or 153.8%, increase compared to 0.39% at December 31, 2023.

•	Net charge-offs to total average LHFI was 0.18% at December 31, 2024, reflecting an 8-basis-point, or 80%, increase compared to 0.10% at December 31, 2023.

•	For the twelfth consecutive year, Origin Bank has been recognized as one of the “Best Banks to Work For” in the United States by American Banker.

Say-On-Pay and Stockholder Outreach

At our annual meeting of stockholders in April 2024, stockholders signaled their support for our executive compensation program where 98.0% of the total votes cast approved our 2024 Say-On-Pay proposal. The Compensation Committee considered this vote as demonstrating strong shareholder support for our overall executive compensation program, and therefore, did not make any significant changes to the program in 2024 in connection with the vote outcome.

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Role of Compensation Committee, Compensation Consultant and CEO

Role of the Compensation Committee

The Compensation Committee has overall responsibility for the design, implementation and administration of compensation and benefits programs for our executive officers and directors. The Committee develops and periodically reviews the Company’s overall compensation philosophy and strategy, including (a) establishing appropriate levels of compensation, (b) determining the appropriate mix between fixed versus incentive compensation and short-term versus long-term compensation, and (c) attracting, retaining and incenting highly qualified executive officers within the context of the Company’s corporate culture. In addition, the Committee annually approves the CEO’s compensation, and in conjunction with the CEO, reviews the compensation of the other NEOs and executive officers.

Role of the Compensation Consultant

For 2024, the Compensation Committee engaged Meridian Compensation Partners (“Meridian”), an independent executive compensation consultant, to provide advice and relevant market benchmarking regarding executive and director compensation.

Meridian continues to serve as a trusted advisor to the Compensation Committee in areas such as pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates. Meridian’s services for 2024 included:

•	Review of peer incentive market trends and design practices,

•	Providing recommendations on the Company’s Peer Group for compensation purposes,

•	Review of CEO, executive and director compensation compared to peer group market benchmarks,

•	Providing an overview of relevant regulatory updates,

•	Review and analysis of Proxy Advisor reports, and

•	A review of the Compensation Discussion and Analysis section of this document.

The Committee assessed Meridian’s independence in accordance with SEC rules and NYSE listing standards to determine that the services Meridian provides are independent and did not present any conflict of interest. Meridian did not provide any other services or products to the Company other than those services provided to the Compensation Committee.

Role of CEO

Our CEO performs an annual performance review of executive officers of the Company and provides a recommendation to the Compensation Committee regarding the compensation of each executive. The CEO is present for the Compensation Committee’s deliberations and decisions with respect to the other executive officers’ individual compensation.

The Compensation Committee meets separately on an annual basis with our CEO to discuss his compensation and performance based on the CEO’s annual incentive plan objectives. The Compensation Committee evaluates and approves the annual incentive payment for the CEO, and the Chair of the Compensation Committee presents the incentive payout to our Board for review in Executive Session.

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Competitive Benchmarking and Compensation Peer Group

The Compensation Peer Group is updated annually by the Compensation Committee. When making decisions in regard to the Peer Group, the Compensation Committee relies on competitive market data and input from our compensation consultants and management. Selection factors for the group also include asset size, industry and geographic region.

The Compensation Committee approved the following 2024 Compensation Peer Group, which consists of 20 companies with a median asset size of approximately $12.2 billion at the time of selection.

BancFirst Corp.	Great Southern Bancorp, Inc.	Southside Bancshares Inc.
Business First Bancshares, Inc.	Heartland Financial, USA, Inc.	Stellar Bancorp
CrossFirst Bancshares, Inc.	Independent Bank Group, Inc.(1)	Stock Yards Bancorp, Inc.
Enterprise Financial Services Corp.	Renasant Corporation	Triumph Financial, Inc.
FB Financial Corp.	Republic Bancorp Inc.	Trustmark Corporation
First Bancshares, Inc.	Seacoast Banking Corp. of Florida	Veritex Holdings, Inc.
First Financial Bankshares Inc.	ServisFirst Bancshares, Inc.

(1)	Independent Bank Group, Inc. merged with and into SouthState Corporation (NYSE: SSB) on January 1, 2025, with SouthState Corporation continuing as the surviving corporation.

Discussion of Executive Compensation Components

Our goal is to provide executives with a total compensation package that is highly competitive with the market, aligns pay and performance, encourages executives to remain with the organization and helps to drive the Company to desired levels of performance. The following table outlines the major elements of 2024 total compensation for our NEOs:

Compensation Element	Objectives
Base Salary	• Reward executives for their level of experience, responsibility and individual performance • Help attract and retain strong leadership talent
Annual Cash Incentives

•   Promote achievement of our annual financial goals, as well as other objectives deemed important to our long-term success

•   Drive creation of long-term shareholder value

•   Align management and stockholder interests

Annual PSU and RSU Awards	• Promote ownership and achievement of our long-term corporate financial goals • Align management with stockholder interests • Provide long-term retention incentives
Employee Benefits	• Provide competitive benefits which reasonably ensure the safety and security of our employees in regard to employment, retirement, health, paid time off, and death and disability protection

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COMPENSATION DISCUSSION AND ANALYSIS

Target Compensation Opportunities

The Compensation Committee does not utilize an exact calculation in determining the break-down or weighting of NEO compensation among base salary, short-term incentive awards, and long-term equity awards. Rather, the Compensation Committee considers all forms of compensation in light of the market competition for executive talent balanced with and considering the need to align the goals of the executive with those of the Company. Accordingly, the Compensation Committee believes that a significant portion of each NEOs’ total target compensation (i.e., sum of base salary, target annual incentive and target value of equity awards) should be performance-based and aligned with long-term value creation.

For 2024, 67.0% and 48.0% of the total targeted compensation of our CEO and other NEOs, respectively, was either performance-based or at-risk consisting of short-term incentive and equity awards. For this purpose, we included time-based RSUs because their value is tied to the performance of our stock. Below are charts showing the compensation mix for Mr. Mills and our other NEOs based on their respective 2024 total target compensation values.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

The Compensation Committee established the NEOs’ 2024 base salary based on the NEOs’ performance, experience, effective execution of strategic objectives, level of responsibilities and peer group market data. The NEOs’ base salary remained unchanged from 2023.

Name	2024 Base Salary $	2023 Base Salary $	Percentage Change %
Drake Mills	835,800	835,800	—
William Wallace, IV	475,000	475,000	—
M. Lance Hall	600,000	600,000	—
Derek McGee	475,000	475,000	—
Preston Moore	475,000	475,000	—

Short-Term Incentive Plan

The Short-Term Incentive Plan (“STIP”) for 2024 was designed (i) to motivate executives to attain superior annual performance in key areas we believe create long-term value to Origin and its stockholders and (ii) to provide incentive compensation opportunities competitive with the Compensation Peer Group.

The Compensation Committee reviews and approves STIP goals each year with input from management. For 2024, the Compensation Committee approved the following STIP performance measures: (i) financial measures (weighted 75%) which were comprised of four objective performance goals and (ii) individual and strategic scorecard measures (weighted 25%), which were comprised of strategic priorities applicable to each NEO. The financial metrics were more heavily weighted than scorecard metrics to reflect the Company’s focus on profitability, credit quality, and growth.

The Compensation Committee establishes a target annual incentive award for each NEO expressed as a percentage of the executive’s base salary, established by factors such as: the estimated contribution and responsibility of the NEO, Peer Group market practices, internal equity and the recommendation of the CEO (for all executive officers excluding himself).

The 2024 STIP target annual incentive award opportunities as a percentage of base salary for each of the NEOs are shown below.

	STIP Opportunity Levels as a % of Base Salary
Name/Position	Threshold %	Target %	Maximum %
Drake Mills, CEO	40.0	80.0	120.0
William Wallace, IV, CFO	20.0	40.0	60.0
M. Lance Hall, President	25.0	50.0	75.0
Derek McGee, CLC	25.0	50.0	75.0
Preston Moore, CC & BO	20.0	40.0	60.0

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COMPENSATION DISCUSSION AND ANALYSIS

The total annual STIP award paid to each NEO was determined based on the extent to which financial goals and scorecard goals were achieved with potential payouts ranging from 50% to 150% of each NEO’s target annual incentive award opportunity. There are no payouts for below-threshold performance. Performance between payout levels (i.e., threshold, target and maximum) is calculated using straight line interpolation.

For the 2024 STIP, the Compensation Committee selected the following financial metrics: (i) normalized pre-tax, pre-provision (“PTPP”) ROAA, (ii) normalized net income, (iii) non-performing assets to LHFI, including repossessed assets, as defined in the STIP and (iv) net charge-offs to average LHFI. The STIP provides the Committee discretion to adjust the metrics to eliminate the impact of nonrecurring, unusual or infrequent items or to reflect the impact of unquantifiable events. The adjustments applied by the Committee are detailed in the table below. These metrics were chosen by the Committee based on their importance to overall financial performance. Individual scorecard goals were updated in 2024 to reflect each NEO’s strategic priorities.

The following table provides the calculations the Compensation Committee used for the 2024 financial STIP metrics.

At or for the year ended December 31, 2024
Consolidated Company
(Dollars in Thousands)
Calculation of normalized net income
Net Income	$ 76,492
Plus: interest income reversal on relationships impacted by questioned banker activity	1,206
Plus: provision expense on relationships impacted by questioned banker activity	4,131
Less: gain on MSR sale	(410)
Plus: loss on sale of securities, net	14,799
Less: gain on subordinated indebtedness repurchase	(81)
Less: positive valuation adjustment on non-marketable equity securities	(5,188)
Less: gain on property sale, net of valuation adjustments	(998)
Plus: operating expense related to questioned banker activity	6,369
Plus: operating expense related to strategic Optimize Origin initiatives	1,121
Less: employee retention credit	(1,651)
Less: income tax expense on adjusted items	(4,130)
Normalized net income	91,660
Compensation Committee Discretionary Adjustment	(14,721)
Normalized net income used for STIP calculation	76,939

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COMPENSATION DISCUSSION AND ANALYSIS

At or for the year ended December 31, 2024
Consolidated Company
(Dollars in Thousands)
Calculation of normalized PTPP ROAA
Normalized net income	$ 91,660
Plus: provision for credit losses	7,448
Less: provision expense on relationships impacted by questioned banker activity	(4,131)
Plus: income tax expense	20,767
Plus: income tax expense on adjusted items	4,130
Normalized PTPP earnings	119,874
Divided by total average assets	9,958,590
Normalized PTPP ROAA	1.20%
Compensation Committee Discretionary Adjustment	(0.04)%
Normalized PTPP ROAA used for STIP calculation	1.16%
Calculation of nonperforming assets to LHFI, excluding repossessed assets, as defined in STIP (“NPA Ratio”)
Total nonperforming LHFI	$ 75,002
Plus: repossessed assets	3,635
Total nonperforming assets	78,637
LHFI	7,573,713
Plus: repossessed assets	3,635
Total LHFI as defined in STIP	7,577,348
NPA ratio used for STIP calculation	1.04%
Calculation of net charge-offs to average LHFI (“NCO Ratio”)
Net charge-offs	$ 14,488
Average LHFI	7,852,622
NCO Ratio	0.18%
Compensation Committee Discretionary Adjustment	0.07%
NCO ratio used for STIP calculation	0.25%

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COMPENSATION DISCUSSION AND ANALYSIS

2024 Financial Measure Achievements (75% of the targeted annual incentive opportunity)

Based on 2024 achieved financial results for PTPP ROAA, normalized net income, NPA Ratio and the NCO Ratio, the financial portion of the STIP was achieved at 99% of target. The table below shows achieved performance against each financial measure’s target goal and the resultant percentage of target annual incentive earned.

Financial Metrics	Weighting %	Threshold Goal	Target Goal	Maximum Goal	Achieved Performance	% of Target Annual Incentive Earned
Normalized PTPP ROAA	30.0	0.93%	1.16%	1.39%	1.16%	100.0
Normalized Net Income	25.0	$61.6 million	$76.9 million	$92.3 million	$76.9 million	100.0
NPA Ratio	10.0	1.20%	1.00%	0.80%	1.04%	90.0
NCO Ratio	10.0	0.30%	0.25%	0.20%	0.25%	100.0
Financial Achievement:	75.0					98.7

2024 Executive Scorecard Accomplishments (25% of the target annual incentive opportunity)

Based on the Compensation Committee’s determination of each NEO’s achievement against individual scorecard goals, NEOs earned between 85.6% and 130.0% of their respective target annual incentive opportunity.

Name	Position	Weighted Scorecard Achievement	2024 Accomplishments
Drake Mills	Chairman, President, and CEO	21.4%

•    Remained very active throughout the year in maintaining and building new investor relationships through multiple channels, creating stability in our shareholder base while adding new investors or seeing long-term investors build bigger positions.

•    Created, communicated and began implementing “Optimize Origin,” which establishes a clear path to elite level financial performance.

•    Implemented a regional leadership structure in our insurance agency, further strengthening the culture, communication and collaboration among teams.

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Position	Weighted Scorecard Achievement	2024 Accomplishments
William Wallace, IV	Senior Executive Officer and Chief Financial Officer	31.5%

•    Built financial models that were used as the driving force for many of the changes made as part of “Optimize Origin.”

•    Rolled out new market profitability profiles that utilize a funding gap/excess calculation methodology to more accurately reflect actual market profitability.

•    Created detailed banker profitability reporting which provides critical analytics which can be used to drive objective decision making.

M. Lance Hall	President and CEO of Origin Bank	31.2%

•    Was a driving force behind the continued accomplishments in employee engagement and culture which is evidenced by being named the “3rd Best Bank to Work For in America” for 2024 by American Banker and the “Best Bank to Work For” for 2024 among banks with asset sizes of $3B to $10B, in addition to multiple other awards throughout our markets. Our retention rate continues to be best-in-class for the finance industry, and engagement scores rank among the top 10% of Glint customers.

•    Instrumental in the creation, design and execution of Phase I of “Optimize Origin,” which included substantial annualized expense reductions.

•    Collaborated with Credit, Market Presidents and Risk to reduce risk in our loan portfolio and support our strategic decision to stay under $10 billion in assets.

Derek McGee	Senior Executive Officer and Chief Legal Counsel	32.5%

•    Implemented multiple mechanisms for $10B readiness, including daily tracking of Federal Register with both notification and reporting processes, formal communication plan for regulatory notifications, assignment of all Federal Reserve Bank (FRB) reporting requirements to owners along with inventory and attestation and made substantial progress on gap assessment, with 85% of high priority items being addressed by year end.

•    Successfully managed multiple corporate initiatives in 2024, including (i) managing all legal aspects of the sale of the Bank’s Mortgage Servicing Rights, (ii) negotiation of an investor rights agreement with Argent Financial, (iii) negotiation of numerous stock purchase agreements enabling the Company to acquire additional shares of stock in Argent Financial in 2024, and (iv) execution of certain ongoing legal engagements which are expected to result in material expense savings while appropriately addressing legal and regulatory needs.

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Position	Weighted Scorecard Achievement	2024 Accomplishments
Preston Moore	Senior Executive Officer and Chief Credit and Banking Officer	26.0%

•    Successfully composed and rolled out five regional credit teams across Origin Bank’s regional markets.

•    Contributed to the successful management of credit quality through weekly meetings with regional Credit Officers, Business and Consumer Lending Services and Special Assets to review overdraft, past-due loans, exceptions, borrowing base report deficiencies, and other credit issues. Mr. Moore was instrumental in facilitating teamwork and communication between lending teams and credit, resulting in continued relationship building throughout our markets.

The 2024 STIP cash incentive final payout amounts for each of the NEOs are shown below. STIP bonus payments are subject to our Clawback Policy (which is discussed on page 63 of this proxy statement) if certain triggering events occur.

Name/Position	Financial Factor (75%) %	Individual Scorecard (25%) %	Combined Financial Factor and Individual	Actual Bonus Earned $
Drake Mills, CEO	98.7	85.6	95.4	637,883
William Wallace, IV, CFO	98.7	126.0	105.5	200,450
M. Lance Hall, President	98.7	124.7	105.2	315,525
Derek McGee, CLC	98.7	130.0	106.5	252,938
Preston Moore, CC & BO	98.7	104.0	100.0	190,000

LTI Plan

We believe an appropriate mix of performance-based and time-based equity compensation rewards executives for performance results while aligning the interests of our executives with those of our stockholders. Additionally, equity awards provide executives the opportunity to increase their ownership in the Company and provide a retention vehicle through the use of a multi-year vesting period.

The Compensation Committee approved the Company’s LTI compensation strategy to ensure the alignment of our LTI compensation practices with prevailing market practice and with stockholders’ interests. The 2024 LTI program consisted of Performance Stock Units (“PSUs”) and equity awards in the form restricted stock units (“RSUs”), of equal value.

The Compensation Committee set each NEO’s 2024 LTI target award value based on Peer Group market data. The target LTI values in the table below are based upon December 31, 2024, target opportunities.

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COMPENSATION DISCUSSION AND ANALYSIS

	LTI Target Value $
Name/Position	PSU	RSU	Total LTI Target Value
Drake Mills, CEO	501,480	501,480	1,002,960
William Wallace, IV, CFO	95,000	95,000	190,000
M. Lance Hall, President	150,000	150,000	300,000
Derek McGee, CLC	118,750	118,750	237,500
Preston Moore, CC & BO	95,000	95,000	190,000

Performance Based Awards:

In 2024, the Compensation Committee approved the grant of PSUs to each NEO. The PSUs are linked to the achievement of ROAA and ROAE against predetermined performance goals over the three-year performance period ending December 31, 2026. ROAA and ROAE were chosen as financial metrics because the Committee believes these are strong indicators of our performance over a longer period of time. ROAA and ROAE are equally weighted. The respective performance goals are based on a 3-year average calculation for each performance measure, with a range of 85% to 115% of target. Depending on achieved performance, a NEO may earn between 50% and 150% of his or her target PSUs. If threshold performance is not achieved with respect to one of the performance metrics, no payout is made for that performance metric.

Payouts will be interpolated on a straight-line basis between the above described payout levels. The number of PSUs earned and vested at the end of the three-year performance period will be paid in a like number of shares of our common stock.

The following tables sets forth achievement information, by NEO, on the PSUs granted in February 2022, that reached their final measurement date on December 31, 2024:

Financial Metrics	Threshold Goal	Target Goal	Maximum Goal	Achieved Performance	Actual Payout %
ROAA, as defined in LTIP	1.02%	1.20%	1.38%	1.05%	57.13%
ROAE, as defined in LTIP	9.91	11.66	13.41	10.63	70.67

Name/Position(1)	Threshold Payout (#)	Target Payout (#)	Maximum Payout (#)	Actual Payout (#)
Drake Mills, CEO	2,333	4,667	7,000	2,981
M. Lance Hall, President	1,396	2,792	4,188	1,783
Derek McGee, CLC	1,256	2,512	3,768	1,604
Preston Moore, CC & BO	878	1,758	2,636	1,123

(1)	Mr. Wallace’s employment with the Company began after the 2022 PSU grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

2024 Restricted Stock Units

In 2024, the Compensation Committee approved the grant of RSUs to each NEO, which vest ratably over a three-year period. The number of RSUs which vest on each vesting date will be paid in a like number of shares of our common stock.

Supplemental Retirement and Income Benefits

The Company has entered into individual Supplemental Executive Retirement Plans (each, a “SERP”) with several of our NEOs. Eligibility to participate in a SERP is limited to senior officers and determined by the Board. Currently, Mr. Mills and Mr. Hall participate in a SERP. The SERPs are unfunded and designed to be nonqualified deferred compensation retirement plans in compliance with Section 409A of the Internal Revenue Code. In October 2019, the Company also entered into an Executive Supplemental Income Agreement (“ESIA”) with Mr. Hall.

The Company believes these plans provide an effective long-term retention measure in keeping with an overall competitive compensation strategy aimed at retaining high performance executives. The plans are defined benefit style programs in which the participant is promised a benefit according to a set formula and such benefit is paid to the participant (or his or her beneficiary) in equal annual installments over a specified period of time as outlined in each individual’s agreement. Vesting requirements are also outlined in each individual agreement and are tied to the number of years of service of the executive. These plans encourage our executives to remain with the Company for an extended period or until retirement. Additional tables on page 72 provide more details regarding these plans.

Origin Bank Nonqualified Deferred Compensation Plan

We offer a Nonqualified Deferred Compensation Plan (the “DCP”), pursuant to which certain employees, including the NEOs, may elect to participate. Pursuant to the DCP, participants may make deferral elections with respect to their base salary or bonus. Effective January 1, 2025, the Origin Bank Long-Term Equity Deferred Compensation Plan portion of the DCP, which allowed the deferral of stock units, was suspended due to administrative inefficiencies and its limited benefits for participants. While existing grants with deferred elections for the 2024 performance year will remain in place, no new equity deferrals will be made under this program going forward. The Company may make discretionary contributions to the DCP, which contributions will be subject to a vesting schedule. Unless otherwise specified by the Company, such Company contributions will have a 5-year ratable vesting schedule, subject to acceleration of vesting in the case of a CIC or the participant’s death, disability or retirement. The Company is not currently making any discretionary contributions to the DCP. Participants may make individual investment elections that will determine the rate of return on their cash deferral amounts under the DCP. Cash deferrals are only deemed to be invested in the investment options selected. The DCP does not provide any above-market returns or preferential earnings to participants, and, with the exception of any Company contributions, the deferrals and their earnings are always 100% vested. Participants may elect at the time they make their deferral elections to receive in-service and/ or separation from service distributions, either as a lump sum payment or in substantially equal annual installments over a period of up to 5 years or up to 10 years, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites

We provide our NEOs with certain limited perquisites, including the use of Company cars or car allowance, the payment of life insurance premiums, reimbursement for country club dues and certain other expenses which we believe is consistent with competitive market practice and aids in executive retention.

Executive officers are eligible to participate in the same benefit plans provided to all full-time employees, including health, dental, vision, basic group life and disability insurance. The Company also provides its employees, including executives, with a 401(k) plan, which currently provides an employer match of 50 cents on each dollar of employee contributions up to 6% of eligible compensation. In addition, all employees, including executives, can participate in the Employee Stock Purchase Plan (“ESPP”), which grants a purchase right consisting of an option to purchase shares at a 15 percent discount.

CIC and Severance Benefits

Our NEOs are generally entitled to certain limited CIC and severance protections. We believe that appropriate CIC and severance protections accomplish two objectives. First, they create an environment where key executives are able to take actions in the best interest of the Company without incurring undue personal risk. Second, they foster management stability during periods of potential uncertainty. The CIC and severance benefits payable to our NEOs are discussed under the heading “Employment Arrangements, CIC Agreements, and Potential Payments Upon Termination or CIC” below.

Other Compensation Policies and Information

In addition to adhering to the processes described in the preceding sections, the Compensation Committee maintains a strong corporate governance culture with respect to executive compensation. Over the years it has adopted policies, including those described below, to further align executive compensation with performance and what the Company believes is in the best interest of our stockholders.

Risk Assessment

The Compensation Committee is responsible for overseeing the management of risk related to our executive and non-executive compensation plans. Annually, our Chief Risk Officer prepares a risk assessment of these plans, which includes an analysis of the design and operation of the Company’s incentive compensation programs, identification and evaluation of situations or compensation elements that may raise material risks, and an evaluation of controls and processes designed to identify and manage risk. The Compensation Committee includes this risk assessment in its evaluation and review of the policies and practices of compensating our employees, including executives and non-executive employees. Based on its evaluation, the Compensation Committee concluded that our compensation plans and practices are not likely to create risks that could have a material adverse effect on the Company. The compensation plans and practices are subject to review and modification by the Compensation Committee on an annual basis.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive and Director Stock Ownership Guidelines

Directors and executive officers are subject to Stock Ownership Guidelines which are designed to align their interests with those of stockholders. In this regard, the Board has adopted minimum stock ownership guidelines, which provide that executives and non-employee directors should beneficially own at least the number of shares of common stock of the Company equal to the values specified in the table below. At December 31, 2024, all executives and directors were in compliance with the ownership guidelines.

Title	Multiple of Base Salary
Chairman and CEO of the Company	5x
President and CEO of Origin Bank	3x
Senior Executive Officers	2x
Executive Vice Presidents	1x
Non-Employee Directors	5x annual cash retainer

Beneficial ownership of shares of common stock shall be determined pursuant to Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended; provided, however, that (i) shares shall be deemed to be beneficially owned notwithstanding a disclaimer of such ownership, (ii) unvested RSAs and time-based RSUs shall be deemed to be beneficially owned, and (iii) neither stock options nor performance-based RSUs (i.e., PSUs) shall be included in such calculation.

Executives and non-employee directors will not be considered out of compliance with these stock ownership guidelines prior to attaining sufficient shares to meet the applicable stock ownership guidelines. However, each executive and non-employee director is prohibited from selling shares of common stock unless such individual has attained his or her applicable stock ownership guideline. Additionally, each executive and non-employee director is expected to continuously own sufficient shares to meet the applicable guideline once attained (except for shares withheld to pay withholding taxes or the exercise price of options). If an individual falls below the applicable guideline due solely to a decline in the market value of shares of common stock, the individual will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again complies with the applicable guideline.

Clawbacks for Any Restatement; Executive Compensation Recovery Policy

Our clawback policy complies with final rules adopted by the SEC implementing the incentive-based recovery provisions of the Dodd-Frank Act and is consistent with standards adopted by the NYSE. Our policy requires the reasonably prompt recovery of incentive-based compensation received by any current or former executive officer in the event we are required to prepare an accounting restatement due to erroneously reporting financial information. This policy is triggered by both “Big R” restatements and “little r” restatements and requires recovery regardless of fault or responsibility for the error or resulting restatement. Indemnification of any executive officer against recovery under the policy is not allowed.

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COMPENSATION DISCUSSION AND ANALYSIS

Insider Trading Policy and Restrictions

We have adopted an insider trading policy governing the purchase, sale or other disposition of Origin securities by our directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards. Our policy is available on our website at www.origin.bank under “Investors—Governance—Governance Overview.”

While the Origin Bank Omnibus Equity Plan does contemplate the granting of stock options, we have not recently, and do not currently, grant stock options. In the event we consider granting stock options in the future, we would develop policies and practices to, in part, avoid any conflict of interest, specifically as it relates to the timing of such grants and material nonpublic information.

Hedging Transactions. Our Insider Trading Policy does not allow Covered Persons (as defined therein, including directors, officers and employees and certain of their family and household members and controlled entities) to engage in hedging or monetization transactions involving Origin securities, such as prepaid variable forwards, equity swaps, collars and exchange funds, or similar transactions.

Margin Accounts. Covered Persons are not permitted to hold Company securities in a margin account.

Pledged Securities. Under our Insider Trading Policy, Covered Persons are generally discouraged from pledging Company securities as collateral for a loan. A Covered Person who wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities may engage in such a transaction with the prior approval of a compliance officer under the policy at least ten business days prior to the proposed execution of documents evidencing the proposed pledge.

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COMPENSATION DISCUSSION AND ANALYSIS

Report of Compensation Committee

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis. Based upon this review and our discussions, the Origin Bancorp, Inc. Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

THE COMPENSATION COMMITTEE

Elizabeth Solender (Chair)
Stacey Goff
Gary Luffey

The foregoing report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to each of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022. Except as set forth in the notes to the table, all cash compensation for each of our NEOs was paid by the Company. There were no option awards granted to the NEOs for the periods disclosed below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Drake Mills Chairman of the Board/ CEO & President of Origin Bancorp, Inc.	2024	835,800	—	1,002,988	637,883	4,899	63,093	2,544,663
	2023	835,800	—	417,884	408,158	—	60,649	1,722,491
	2022	835,800	—	8,642,860(6)	554,481	126,437	58,694	10,218,272
William Wallace, IV(7) Chief Financial Officer	2024	475,000	—	190,054	200,450	—	10,350	875,854
	2023	475,000	—	189,954	175,358	—	9,900	850,212
	2022	188,921	250,000	500,026	95,145	—	4,750	1,038,842
M. Lance Hall President and CEO of Origin Bank	2024	600,000	—	300,044	315,525	—	33,772	1,249,341
	2023	600,000	—	299,996	278,006	—	30,527	1,208,529
	2022	541,667	—	249,996	368,048	87,375	29,762	1,276,848
Derek McGee(8) Chief Legal Counsel	2024	475,000	—	237,552	252,938	—	37,702	1,003,192
	2023	475,000	—	237,444	220,682	—	36,146	969,272
	2022	458,542	50,000	724,915	294,340	—	35,798	1,563,595
Preston Moore Chief Credit & Banking Officer	2024	475,000	—	190,054	190,000	—	38,510	893,564
	2023	475,000	—	189,954	176,071	—	38,060	879,085
	2022	460,417	—	157,412	209,156	—	37,310	864,295

(1)	The amounts paid to Mr. Wallace and Mr. McGee reflect sign-on bonuses paid in conjunction with their employment offers.

(2)	The amounts shown in this column reflect RSUs and PSUs granted to the NEOs and are disclosed as the aggregate grant date fair value of the awards. For additional information on our calculation of stock-based compensation and relevant assumptions, please refer to the Note 13 — Stock and Incentive Compensation Plans to our audited financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K. For PSUs, other than the special one-time awards granted to our CEO in 2022 (the “CEO One- Time Award”), the grant date fair value is calculated using the target number of PSUs awarded, which was the assumed probable outcome on the grant date. Assuming, instead, the highest level of performance achievement on the grant date for the PSUs granted during 2024, the aggregate grant date fair value of total stock awards would have been as follows: Mr. Mills $1,253,719, Mr. Wallace $237,551, Mr. Hall $375,022, Mr. McGee $296,940, and Mr. Moore $237,551.

(3)	The amounts shown in this column represent STIP payouts which are earned for performance in the year shown and were determined based on the achievement of certain Company performance goals, specific individual goals, objectives and Company risk management goals. For more information about our annual incentive awards, see Short-Term Incentive Plan. Achievement of 2024 incentives was finalized at the Compensation Committee meeting in February 2025.

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EXECUTIVE COMPENSATION

(4)	Includes the positive change in the present value of the accumulated benefits under the SERP and ESIA, which is a non-cash amount that can vary from year to year based upon the underlying assumptions. Assumptions such as discount rate, retirement age and mortality age are reviewed annually by the Company and are intended to be individually appropriate. The pension value and nonqualified deferred compensation earnings decreased $64,070 for Mr. Hall, during the year ended December 31, 2024. The decrease was primarily due to the change in the pension discount rate to 5.0% from 4.5% during the year ended December 31, 2024. The pension value and nonqualified deferred compensation earnings decreased $487,631 and $407,429 for Mr. Mills and Mr. Hall, respectively, during the year ended December 31, 2023. The decrease was primarily due to the increase in the pension discount rate to 4.5% from 3.0% during the year ended December 31, 2023.

(5)	The amounts shown in this column for 2024 are composed of the amount of perquisites and other compensation described in the table below.

(6)	The fair value of the CEO One-Time Award was determined using a Monte-Carlo Simulation as the award has graded vesting requirements based upon the achievement of certain market conditions. Assuming, instead, the highest level of performance achievement on the grant date, the aggregate grant date fair value of the CEO One-Time Award would have been $4,783,329.

(7)	The amount included in the 2022 stock award column includes a $500,026 RSU grant issued as a sign-on bonus under the terms of his employment offer.

(8)	The amount included in the 2022 stock award column includes a $499,991 RSU grant issued as a sign-on bonus under the terms of his employment offer.

Amounts of perquisites and other compensation paid to our NEOs in 2024 are set forth below:

Description	Mills ($)	Wallace ($)	Hall ($)	McGee ($)	Moore ($)
Personal use of company car	14,832	—	15,683	—	—
Auto allowance	—	—	—	12,000	9,000
Employer 401(k) contributions	10,350	10,350	10,350	10,350	10,350
Bank-owned life insurance(1)	6,703	—	541	—	—
Life insurance(2)	24,010	—	—	—	—
Country club membership dues	7,198	—	7,198	15,352	19,160
Total	63,093	10,350	33,772	37,702	38,510

(1)	Represents the taxable value of Bank-owned life insurance benefits. Details of our plans are described below under the subheading Bank-Owned Life Insurance Plans.

(2)	Represents premiums for a life insurance policy that provides a death benefit to Mr. Mills’ beneficiary.

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Grants of Plan-Based Awards

The following table provides supplemental information relating to grants of plan-based awards made during 2024 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during 2024. All of the RSUs and PSUs shown in the table below were granted under the Origin Bancorp, Inc. Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Units (#)	Awards ($)(1)
Drake Mills
RSUs	5/20/2024(2)	—	—	—	—	—	—	15,183	501,494
PSUs	5/20/2024(3)	—	—	—	7,591	15,183	22,774	—	501,494
STIP		334,320	668,640	1,002,960	—	—	—	—	—
William Wallace, IV
RSUs	5/20/2024(2)	—	—	—	—	—	—	2,877	95,027
PSUs	5/20/2024(3)	—	—	—	1,438	2,877	4,315	—	95,027
STIP		95,000	190,000	285,000	—	—	—	—	—
M. Lance Hall
RSUs	5/20/2024(2)	—	—	—	—	—	—	4,542	150,022
PSUs	5/20/2024(3)	—	—	—	2,270	4,542	6,812	—	150,022
STIP		150,000	300,000	450,000	—	—	—	—	—
Derek McGee
RSUs	5/20/2024(2)	—	—	—	—	—	—	3,596	118,776
PSUs	5/20/2024(3)	—	—	—	1,798	3,596	5,394	—	118,776
STIP		118,750	237,500	356,250	—	—	—	—	—
Preston Moore
RSUs	5/20/2024(2)	—	—	—	—	—	—	2,877	95,027
PSUs	5/20/2024(3)	—	—	—	1,438	2,877	4,315	—	95,027
STIP		95,000	190,000	285,000	—	—	—	—	—

(1)	The amounts are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based on the closing market price of our common stock on the grant date. For PSUs, the grant date fair value is calculated using the target number of PSUs awarded, which was the assumed probable outcome on the grant date.

(2)	RSU awards vest annually in 33.3% increments with the final tranche vesting on May 20, 2027.

(3)	PSU awards are scheduled to vest on February 20, 2027, and the number of shares that vests depends on actual performance during the three-year performance period. NEOs will earn 150% of the target number of shares if the actual performance is at or above 115.0% of the target, 100% of the target number of shares will be earned if the actual performance is at 100% of the target, 50% of the target number of shares will be earned if the actual performance is at 85% of the target and no shares will be earned if the achievement is below 85% of the target.

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Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs at December 31, 2024. RSAs, RSUs and PSUs shown in the table below that were granted prior to 2024, were granted under the 2012 Plan, 2024 grants were granted under the Origin Bancorp, Inc. Omnibus Incentive Plan. None of the NEOs hold any stock options.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stocks That Have Not Vested ($)(1)
Drake Mills	2/18/2022(3)	—	—	1,556	51,799
	2/18/2022(4)	—	—	2,981	99,237
	12/13/2022(5)	129,736	4,318,911	—	—
	12/13/2022(6)	129,735	4,318,878	—	—
	2/17/2023(7)	—	—	3,514	116,981
	2/17/2023(8)	—	—	2,635	87,719
	5/20/2024(9)	—	—	15,183	505,442
	5/20/2024(10)	—	—	22,774	758,146
William Wallace, IV	8/19/2022(11)	6,678	222,311	—	—
	2/17/2023(7)	—	—	1,598	53,197
	2/17/2023(8)	—	—	1,198	39,881
	5/20/2024(9)	—	—	2,877	95,775
	5/20/2024(10)	—	—	4,315	143,646
M. Lance Hall	2/18/2022(3)	—	—	931	30,993
	2/18/2022(4)	—	—	1,783	59,356
	2/17/2023(7)	—	—	2,523	83,991
	2/17/2023(8)	—	—	1,892	62,985
	5/20/2024(9)	—	—	4,542	151,203
	5/20/2024(10)	—	—	6,812	226,771

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		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stocks That Have Not Vested ($)(1)
Derek McGee	2/18/2022(3)	—	—	837	27,864
	2/18/2022(4)	—	—	1,604	53,397
	2/18/2022(12)	6,702	223,110	—	—
	2/17/2023(7)	—	—	1,997	66,480
	2/17/2023(8)	—	—	1,497	49,835
	5/20/2024(9)	—	—	3,596	119,711
	5/20/2024(10)	—	—	5,394	179,566
Preston Moore	2/18/2022(3)	—	—	586	19,508
	2/18/2022(4)	—	—	1,123	37,385
	2/17/2023(7)	—	—	1,598	53,197
	2/17/2023(8)	—	—	1,198	39,881
	5/20/2024(9)	—	—	2,877	95,775
	5/20/2024(10)	—	—	4,315	143,646

(1)	Market value is determined by multiplying the closing market price of our common stock on December 31, 2024, by the number of shares or units that have not vested.

(2)	PSUs in the table above are shown at the final outcome for 2022 grants, at threshold for 2023 grants and at maximum for 2024 grants, for both the ROAA performance group and the ROAE performance group.

(3)	RSU awards that vest annually in 33.3% increments with the final tranche vesting on February 18, 2025.

(4)	PSU awards are scheduled to vest on February 18, 2025. The number of shares represents the final shares to be issued at vesting, based on the actual performance during the three-year performance period.

(5)	The RSU component of the CEO One-Time Award vests 20% on each of the third, fourth, fifth, sixth and seventh anniversaries of the grant date, starting with the first vest date of December 13, 2025.

(6)	PSU component of the CEO One-Time Award vests based on achievement of five pre-established stock price hurdles during a seven-year performance period beginning on December 13, 2022. Each of the five tranches of PSUs will vest on the later of the date that the applicable stock price hurdle is achieved or the third, fourth, fifth, sixth and seventh anniversaries of the grant date.

(7)	RSU awards that vest annually in 33.3% increments with the final tranche vesting on February 17, 2026.

(8)	PSU awards are scheduled to vest on February 17, 2026. The number of shares that may vest depends on actual performance during the three-year performance period. NEOs may earn up to 150% of the target number of shares if the actual performance is at or above 115% of the target, 100% of the target number of shares will be earned if the actual performance is at 100% of the target, 50% of the target number of shares will be earned if the actual performance is at 85% of the target and no shares will be earned if the achievement is below 85% of the target.

(9)	RSU awards that vest annually in 33.3% increments with the final tranche vesting on May 20, 2027.

(10)	PSU awards are scheduled to vest on February 20, 2027. The number of shares that may vest depends on actual performance during the three-year performance period. NEOs may earn up to 150% of the target number of shares if the actual performance is at or above 115% of the target, 100% of the target number of shares will be earned if the actual performance is at 100% of the target, 50% of the target number of shares will be earned if the actual performance is at 85% of the target and no shares will be earned if the achievement is below 85% of the target.

(11)	RSU awards that vest annually in 20% increments with the final tranche vesting on August 18, 2027.

(12)	RSU awards that vest annually in 20% increments with the final tranche vesting on February 18, 2027.

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2024 Option Exercises and Stock Vested

The following table summarizes the stock awards that vested during 2024 for the NEOs. There were no stock options vested, exercised or awarded during the fiscal year ended December 31, 2024, for any of the NEOs. The amounts reflected below show the number of shares acquired at the time of vesting. The amounts reported as value realized on vesting are shown on a before-tax basis.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Drake Mills	7,439	229,876
William Wallace, IV	3,024	94,714
M. Lance Hall	4,255	131,233
Derek McGee	4,068	123,789
Preston Moore(2)	1,384	42,115

(1)	Value is determined by multiplying the closing market price on the date of vest by the number of shares acquired upon vesting.

(2)	Includes 798 shares, with a value realized on vesting of $24,283, that have vested but remain subject to deferral and will not be issued until the applicable settlement date in accordance with the deferral election.

Origin Bancorp, Inc. Omnibus Incentive Plan (“Omnibus Plan”)

In 2024, our Board adopted the Omnibus Plan, which was approved by our stockholders at our April 2024 annual meeting and is primarily administered by the Compensation Committee. The Omnibus Plan replaced the 2012 Stock Incentive Plan.

The equity grants that may be awarded under the Omnibus Plan consist of options, stock appreciation rights, RSAs, RSUs, deferred stock units, PSUs, other stock-based awards or any other right or interest relating to stock or cash. Eligible participants include employees, officers, directors or consultants of the Company or affiliates.

Supplemental Executive Retirement Plan and Executive Supplemental Income Agreement

The SERP is limited to eligible executive employees as determined by our Board. The intent of the Company is to assist NEOs with meeting retirement needs while providing an overall total compensation and benefits package that aligns pay with performance and is competitive in the market. The terms “Cause,” “Good Reason,” “CIC,” “Separation from Service” and “Accrued Liability Retirement Balance” are defined in the respective employment agreements with each NEO. Messrs. McGee, Moore and Wallace do not have either a SERP or an ESIA.

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Name	Plan Name	Number of Years of Credited Service (#)	Present Value(1) of Accumulated Benefit at 12/31/2024 ($)	Payments During Last Fiscal Year ($)
Drake Mills(2)	SERP	23	3,800,626	—
M. Lance Hall(3)	SERP	22	929,179	—
M. Lance Hall(4)	ESIA	5	211,315	—

(1)	Please see Note 14 - Employee Benefit Plans in the Notes to the Consolidated Financial Statements in the 2024 Annual Report on Form 10-K for more information.

(2)	The present value of accumulated benefit for Mr. Mills is calculated using annual installments of $264,040 in the first year after retirement, with an annual 1.5% cost of living adjustment (“COLA”) increase, based upon the MP-2015 mortality tables, and paid until death.

(3)	The present value of accumulated benefit for Mr. Hall is calculated using annual installments of 118,939 in the first year after retirement, with an annual 1.5% COLA increase, based upon the MP-2015 mortality tables, and paid until death.

(4)	The present value of accumulated benefit is calculated at December 31, 2024, based on 10% of Mr. Hall’s salary at distribution age 60 using a 5.0% discount rate and is payable over six years. For purposes of the present value calculation, the salary at December 31, 2024, was used.

Mr. Mills’ SERP, the Amended and Restated Executive Salary Continuation Plan, effective May 1, 2008, provides for certain benefits in connection with his retirement or a CIC. Upon attainment of his retirement date, which is the later of the date when he attains the age of 65 or his separation from service, Mr. Mills will receive an annual benefit of $264,040 that will increase by 1.5% each year, paid in equal installments until Mr. Mills’ death. Subject to the terms of the plan, if Mr. Mills dies, his designated beneficiary will receive the Accrued Liability Retirement Balance in a lump sum. If Mr. Mills’ employment terminates voluntarily or without Cause prior to the age of 65, Mr. Mills will receive, over three annual installments, an amount equal to the balance, on the date of his termination, of the Accrued Liability Retirement Balance. In the event Mr. Mills becomes disabled prior to retirement, he will receive all of his Accrued Liability Retirement Balance in a lump sum thirty days following his disability. Upon a CIC, Mr. Mills will receive such benefit as if he had been continuously employed and retired at the age of 65 and payments will commence on the first day of the month following the date Mr. Mills turns 65. If Mr. Mills is terminated for Cause at any time, notwithstanding any other provision in the plan to the contrary, he will forfeit all benefits under the plan and the plan will terminate.

Mr. Hall’s Section §409A Amended & Restated Executive Salary Continuation Agreement, effective January 1, 2005, will pay, upon Mr. Hall’s retirement on or after he attains the of age 65 (“Hall Retirement Date”), an annual benefit of 118,939 that will increase by 1.5% each year, paid in equal installments until Mr. Hall’s death. If Mr. Hall dies while actively employed by the Bank or prior to the Hall Retirement Date, his designated beneficiary will receive the Accrued Liability Retirement Balance in a lump sum. If Mr. Hall is terminated without Cause or resigns prior to the age of 65, Mr. Hall will receive, as severance compensation over 15 annual installments, an amount equal to the accrued balance with interest, on the date of his termination, of Mr. Hall’s liability reserve account. Upon a CIC, if Mr. Hall is terminated, except for Cause, he will receive the annual benefit as if he had retired at the age of 65. If Mr. Hall is terminated for Cause at any time, notwithstanding any other provision in the plan to the contrary, he will forfeit all benefits under the plan.

The Company entered into an Executive Supplemental Income Agreement with Mr. Hall, effective October 29, 2019, which provides for an annual amount equal to ten percent of Mr. Hall’s annualized base salary, beginning at the age of 60. The annual payments will begin within thirty days following Mr. Hall attaining the age of 60 and continue annually for six years. If Mr. Hall dies before 60, he will not

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receive any benefit, but if he dies after attaining the age of 60, any remaining payments will be paid to his beneficiary. If Mr. Hall is terminated involuntarily without Cause or experiences a Separation from Service for Good Reason or becomes disabled, he will receive 100% of the Accrued Liability Retirement Balance as of the effective date of the termination or disability. If Mr. Hall experiences a voluntary Separation from Service, he will receive the vested benefit of the Accrued Liability Retirement Balance as of the effective date of termination. Mr. Hall’s interest, prior to turning 60, shall vest based on each fully completed year of service after the effective date of the ESIA during which he is employed full- time with the sixth year of vesting being the first year in which Mr. Hall’s interest will become partially vested. If Mr. Hall experiences an involuntary Separation from Service within 24 months following a CIC, other than for Cause, he will be paid the present value of the benefit provided under the plan in one lump payment within thirty days following his termination. In certain limited circumstances, Mr. Hall may be permitted to draw on his benefit early.

Bank-Owned Life Insurance Plans

The Company has purchased Bank-owned life insurance (“BOLI”) on the life of certain NEOs and has entered into split dollar life insurance agreements that provide a life insurance benefit to the NEO’s designated beneficiary as described in the paragraphs below. Messrs. McGee, Moore and Wallace do not have split dollar life insurance agreements.

Name	Agreement Effective Date	Death Benefit Payable to Beneficiary at December 31, 2024 ($)
Drake Mills	2/7/2001	193,940
Drake Mills	5/1/2008	1,341,075
Drake Mills	2/27/2020(1)	1,500,000

M. Lance Hall	7/23/2002	386,693
M. Lance Hall	10/29/2019	318,936

(1)	On February 27, 2020, the Bank entered into an Amended and Restated Endorsement Split Dollar Life Insurance Agreement that replaced the Endorsement Method Split Dollar Life Insurance Agreement, dated October 29, 2019. The February 27, 2020, restatement was executed to correct the death benefit to a $1,500,000 payment as approved by the Board in 2019.

Mr. Mills has (i) an Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement, effective February 7, 2001, with the Bank (the “2001 Agreement”), and (ii) an Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement, effective May 1, 2008, with the Bank. Under both agreements, Origin Bank has agreed to pay the premiums under life insurance policies issued with respect to Mr. Mills, and his designated beneficiaries will be entitled to 65% of the net-at-risk insurance portion of the proceeds upon his death. Under the 2001 Agreement, upon a Change of Control, if Mr. Mills is subsequently terminated without Cause, his designated beneficiaries will be entitled to the benefits under the 2001 Agreement as if he had died while employed by the Bank. On February 27, 2020, the Bank entered into an Amended and Restated Endorsement Split Dollar Life Insurance Agreement with Mr. Mills (the “2020 Agreement”) that amended and restated the Endorsement Method Split Dollar Life Insurance Agreement, dated October 29, 2019. The 2020

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Agreement provides, upon Mr. Mills’ death, Mr. Mills’ beneficiary will be entitled to insurance proceeds of $1,500,000 unless (i) Mr. Mills is terminated for Cause or (ii) Mr. Mills is subject to a final removal or prohibition order issued by an appropriate federal banking agency of the Federal Deposit Insurance Act. The Bank owns the policy and will be the beneficiary of any remaining death proceeds after Mr. Mills’ interest is determined. No benefit will be paid under the 2020 Agreement if (i) Mr. Mills commits suicide or (ii) if the insurance company denies coverage in certain instances.

Mr. Hall has a Life Insurance Endorsement Method Split Dollar Plan Agreement, effective July 23, 2002, as amended, with the Bank. Under the agreement, the Bank has agreed to pay the premiums under a life insurance policy issued with respect to Mr. Hall and Mr. Hall’s designated beneficiaries will be entitled to a certain portion of the insurance proceeds upon his death. In the event of Mr. Hall’s death or disability during employment with the Bank, his designated beneficiaries will be entitled to 80% of net-at-risk insurance portion of proceeds. Upon a CIC, if Mr. Hall is subsequently terminated without Cause, his designated beneficiaries will be entitled to the benefits under the agreement as if he had died while employed by the Bank.

On October 29, 2019, the Company entered into a second Endorsement Split Dollar Life Insurance Agreement with Mr. Hall that provides additional key man coverage for the Company and a life insurance benefit to Mr. Hall’s designated beneficiary. Under this agreement, in the event of the death of Mr. Hall while being employed by the Bank, his designated beneficiaries will be entitled to receive the lesser of (i) the present value of the benefits Mr. Hall would have received under his ESIA or (ii) one hundred percent (100%) of the total death proceeds of the individual insurance policy or policies adopted by the Bank for purposes of insuring Mr. Hall’s life minus the greater of (x) the cash surrender value or (y) the aggregate premiums paid by the Bank. Mr. Hall’s beneficiaries will not be entitled to any payments under the Endorsement Split Dollar Life Insurance Agreement if his employment is voluntarily or involuntarily terminated or if he were subject to a final removal or prohibition order issued by a federal banking agency or his beneficiaries are denied coverage under the terms of the life insurance policies.

Employment Arrangements, CIC Agreements, and Potential Payments Upon Termination or CIC

Below are summaries of certain arrangements between the NEOs, the Company and/or Origin Bank. These summaries do not include all of the provisions of the employment or CIC agreements with each NEO, and this section is qualified in its entirety by reference to the full employment or CIC agreements which can be accessed through links in the exhibit index to the Company’s Form 10-K for the fiscal year ended December 31, 2024. The terms “Cause,” “Good Reason,” and “CIC,” are defined in the respective employment agreements with each NEO.

DRAKE MILLS

On February 27, 2020, the Company entered into a restated employment agreement with Drake Mills. The agreement provides for three-year terms that renew automatically for successive three-year terms unless either party provides at least 180 days’ notice of non-renewal.

Under his employment agreement, Mr. Mills is entitled to a base salary of $835,800, which the Board can adjust, and an annual bonus, the criteria of which is determined by the Board.

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In addition to a base salary and bonus, Mr. Mills is eligible to participate in the Company’s employee benefit plans in a comparable manner as other executives, to use a Company car and to receive reimbursement or payment of professional development dues, professional organization membership costs, country-club dues, and business-related travel expenses.

Mr. Mills’ employment agreement includes indefinite obligations of confidentiality and non- disparagement, and a prohibition, subject to certain geographic limitations, on soliciting Company customers or employees for two years after termination of his employment.

Under the restated employment agreement, upon termination of employment for any reason other than Cause, Mr. Mills will be paid a prorated bonus based on his actual performance for the year.

If Mr. Mills’ employment is terminated by the Company without Cause or by Mr. Mills for Good Reason, and such termination does not occur within 24 months following a CIC, then, subject to Mr. Mills entry into a valid release of claims in favor of the Company, Mr. Mills will be entitled to receive two times the sum of (i) his then-current base salary, and (ii) the average STIP bonus paid during the last three years immediately preceding termination, to be paid in equal monthly installments over the 24 months following termination. The Company will also pay the cost of Mr. Mills’ premiums for continued participation in the Company medical hospitalization insurance program under COBRA for up to 24 months following termination, or, if doing so would cause the plans to provide discriminatory benefits, the Company will make monthly cash payments to Mr. Mills in an amount equal to the premium payments.

If Mr. Mills’ employment is terminated by the Company without Cause or by Mr. Mills for Good Reason, and such termination occurs within 24 months following a CIC, then, subject to a valid release of claims in favor of the Company, Mr. Mills will be entitled to the sum of (i) three times his then-current base salary, and (ii) three times the average STIP bonus paid to him in the three calendar years immediately preceding the CIC, with such total amount reduced pro-rata for each full month that has elapsed between the CIC and the termination. The amount will be paid in a lump sum within sixty days of termination subject to certain exceptions. The Company will also pay the cost of COBRA premium- payments for a maximum of 18 months.

WILLIAM WALLACE, IV

Mr. Wallace entered into a CIC Agreement with the Company and the Bank on July 27, 2022, effective August 8, 2022. The CIC Agreement has an initial term of three years and automatically renews for successive one-year terms unless notice is given 90 days prior to the end of a term. If Mr. Wallace is terminated in the two years after a CIC or the earlier of (i) the date negotiations commence leading to the consummation of a CIC and (ii) six months prior to the effective date of a CIC other than for Cause or for Good Reason, then Mr. Wallace will be entitled to severance benefits. Those severance benefits will consist of (i) a lump sum cash payment of two times Mr. Wallace’s then-current base salary, and (ii) a lump sum cash payment of two times the average STIP bonus paid to him within the three calendar years (or such fewer years as he has been employed by us) immediately preceding his termination. The CIC benefits will be paid no later than the 60th day following the later of (i) the termination of service and (ii) the Closing Date. Under the terms of the CIC Agreement, Mr. Wallace may not, for a period of one year following a CIC, solicit any of our customers in the year prior to termination in certain parishes and counties in which we are doing business and he may not recruit or hire any person who was an employee in the six-month period prior to termination.

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M. LANCE HALL

On February 27, 2020, the Company entered into a restated employment agreement with M. Lance Hall for three-year terms that renew automatically for successive three-year terms unless either party provides at least 180 days’ notice of non-renewal.

Under the employment agreement, Mr. Hall is entitled to a base salary of not less than $500,000, which the Board can adjust, and an annual bonus the criteria of which is determined by the Board. Mr. Hall’s current base salary is $600,000.

Mr. Hall is also eligible to participate in the Company’s employee benefit plans in a comparable manner as other executives, to use a Company car and to receive reimbursement or payment of professional development dues, professional organization membership costs, country-club dues, and business- related travel expenses.

Under the terms of the restated employment agreement, Mr. Hall is subject to indefinite obligations of confidentiality and non-disparagement, and is prohibited, subject to certain geographic limitations, from soliciting Company customers or employees for two years after termination of employment.

Upon termination of employment for any reason other than Cause, Mr. Hall will be paid a prorated bonus based on his actual performance for the year.

If Mr. Hall’s employment is terminated by the Company without Cause or by Mr. Hall for Good Reason, and such termination does not occur within 24 months following a CIC, then, subject to Mr. Hall’s entry into a valid release of claims in favor of the Company, Mr. Hall will be entitled to receive two times the sum of (i) his then-current base salary, and (ii) the average STIP bonus he received in the three calendar years immediately preceding termination, to be paid in equal monthly installments over the 24 months following termination. The Company will also pay the cost of Mr. Hall’s premiums for continued participation in the Company medical hospitalization insurance program under COBRA for up to 24 months following termination, or, if doing so would cause the plans to provide discriminatory benefits, the Company will make monthly cash payments to Mr. Hall in an amount equal to the premium payments.

If Mr. Hall’s employment is terminated by the Company without Cause or by Mr. Hall for Good Reason, and such termination occurs within 24 months following a CIC, then, subject to a valid release of claims in favor of the Company, Mr. Hall will be entitled to the sum of (i) three times his then-current base salary, and (ii) three times the average STIP bonus paid to him in the three calendar years immediately preceding the CIC, with such total amount reduced pro-rata for each full month that has elapsed between the CIC and the termination. The amount will be paid in a lump sum within sixty days of termination subject to certain limited exceptions. The Company will also pay the cost of COBRA premium-payments for a maximum of 18 months.

DEREK MCGEE

Mr. McGee entered into a CIC Agreement with the Bank on February 22, 2022. The CIC Agreement has an initial term of three years and automatically renews for successive one-year terms unless notice is given 90 days prior to the end of a term. If Mr. McGee is terminated in the two years after a CIC or the earlier of (i) the date negotiations commence leading to the consummation of a CIC and (ii) six months

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prior to the effective date of a CIC other than for Cause or for Good Reason, then Mr. McGee will be entitled to severance benefits. Those severance benefits will consist of (i) a lump sum cash payment of two times Mr. McGee’s then-current base salary, and (ii) a lump sum cash payment of two times the average STIP bonus paid to him within the three calendar years (or such fewer years as he has been employed by us) immediately preceding his termination. The CIC benefits will be paid no later than the sixtieth day following the later of (i) the termination of service and (ii) the Closing Date. Under the terms of the CIC Agreement, Mr. McGee may not, for a period of one year following a CIC, solicit any of our customers in the year prior to termination in certain parishes and counties in which we are doing business and he may not recruit or hire any person who was an employee in the six-month period prior to termination.

PRESTON MOORE

Mr. Moore entered into a CIC agreement with the Company effective March 28, 2018. Following an initial term that ended on March 27, 2021, this agreement automatically renews for successive one-year terms unless notice is given 90 days prior to the end of a term. If Mr. Moore is terminated in the two years after a CIC or the earlier of (i) the date negotiations commence leading to the consummation of a CIC and (ii) six months prior to the effective date of a CIC other than for Cause or for Good Reason, then Mr. Moore will be entitled to severance benefits. Those severance benefits will consist of (i) a lump sum cash payment of two times Mr. Moore’s then-current base salary, (ii) a lump sum cash payment of two times the average STIP bonus paid to him within the three calendar years immediately preceding his termination, and (iii) any equity-type award under any plan or arrangement becoming fully vested and exercisable. The CIC benefits will be paid no later than the thirtieth day following the later of (i) the termination of service and (ii) effective date of a CIC. Under the terms of the CIC Agreement, Mr. Moore may not, for a period of nine months following a CIC, solicit any of our customers in the year prior to termination in certain parishes and counties in which we are doing business and he may not recruit or hire any person who was an employee in the six-month period prior to termination.

Potential Payments Upon Termination or CIC

The table below shows the estimated amounts that could have been paid to each NEO in 2024 under his respective agreement (or agreements) and any applicable benefit plans in the event each NEO was terminated in certain instances. The following information is based on the executive’s base salary compensation at December 31, 2024, and 2024 bonuses which were paid in early 2025, and assumes the triggering event occurred on December 31, 2024. Capitalized terms used in this section have the meanings ascribed to them in the respective executive’s agreements.

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EXECUTIVE COMPENSATION

Drake Mills	Termination by Company for Cause ($)	Termination Without Cause/ Resignation for Good Reason ($)	Resignation without Good Reason ($)	Death ($)	Disability ($)	CIC ($)	Retirement ($)
Employment Agreement	—	2,738,615(1)	—	637,883(2)	637,883(2)	4,107,922(3)	637,883(2)
Benefits Payable under SERP	—	3,813,729(4)	3,813,729(4)	3,813,729(4)	3,813,729(4)	6,105,573(5)	6,105,573(5)
Split Dollar Life Insurance 02/07/2001(6)	—	—	—	193,940	—	—	—
Split Dollar Life Insurance 05/01/2008(7)	—	—	—	1,341,075	—	—	—
Split Dollar Life Insurance 10/29/2019(8)	—	—	—	1,500,000	—	—	—
Company Paid Life Insurance(9)	—	—	—	500,000	—	—	—
Continuing Medical Coverage(10)	—	17,780	—	—	—	13,335	—
RSU/PSU Accelerated Vesting(11)	—	4,758,638(12)	—	5,432,860	5,432,860	5,829,412	5,432,860
Accrued PTO(13)	93,192	93,192	—	93,192	93,192	93,192	93,192
Totals	93,192	11,421,954	3,813,729	13,512,679	9,977,664	16,149,434	12,269,508

(1)	Upon termination of employment without Cause or for Good Reason that does not occur within 24 months following a CIC (such 24-month period referred to in these footnotes as the (“CIC Protection Period”), Mr. Mills will be paid two times the sum of (i) his then current base salary and, (ii) the average STIP bonus compensation paid during the last three years preceding his date of termination.

(2)	Upon termination of employment for death, disability or retirement, Mr. Mills will be paid a prorated STIP bonus based on his actual performance for the year. For the purpose of this calculation, the value reported is the full year STIP bonus amount paid to Mr. Mills for 2024.

(3)	Upon termination of employment without Cause or for Good Reason within the CIC Protection Period, Mr. Mills will be paid the sum of (i) three times his then current base salary, and (ii) three times the average STIP bonus paid during the last three years preceding his date of termination.

(4)	Amounts are equal to the Accrued Liability Retirement Balance at December 31, 2024. Under Mr. Mills’ SERP, upon termination without Cause or voluntary termination, he would receive the balance of his Accrued Liability Retirement Balance paid out in three annual installments of $1,271,243. Upon Mr. Mills’ death, his beneficiaries would receive a lump sum payment equal to the Accrued Liability Retirement Balance within 60 days of death. Upon disability, he would receive a lump sum payment of the Accrued Liability Retirement Balance within 30 days following disability.

(5)	Upon a Separation from Service after the age of 65 or a CIC, Mr. Mills will receive $264,040 in annual installments beginning on the first day of the month following Mr. Mills’ Separation from Service following the age of 65 until death. This amount is calculated using projected death at age 85 with an annual 1.5% COLA increase.

(6)	Split dollar life insurance dated February 7, 2001, provides for a $193,940 death benefit at December 31, 2024, equal to 65% of the net-at-risk insurance portion of the proceeds. The net-at-risk insurance portion is the total proceeds less the cash value of the policy. This benefit is retained under each circumstance listed in the table above except for termination for Cause.

(7)	Split dollar life insurance dated May 1, 2008, provides for a $1,341,075 death benefit payment to Mr. Mills’ beneficiaries. This is the amount equal to 65% of the net-at-risk insurance portion of the proceeds. The net-at-risk insurance portion is the total proceeds less the cash value of the policy. This benefit is retained under each circumstance listed in the table above except for termination for Cause.

(8)	On February 27, 2020, the Bank entered into the 2020 Agreement that amended and restated the Endorsement Method Split Dollar Life Insurance Agreement, dated October 29, 2019. Prior to the amendment and restatement, the agreement provided for a formulaic death benefit. The 2020 agreement provided for a $1,500,000 death benefit payment as approved by the Board in 2019. This benefit is retained under each circumstance listed in the table above except for termination for Cause.

(9)	Origin provides a life insurance benefit to eligible employees of two times the employee’s current salary up to a maximum of $500,000. The benefit will be reduced to $325,000 at age 65.

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(10)	Mr. Mills’ employment agreement provides that If Mr. Mills is terminated without Cause or resigns for Good Reason, he will be entitled to continuation of Employer’s current medical hospitalization insurance program and the Company will pay up to two years of all COBRA premiums or cash equivalent. The agreement also provides for payment of COBRA premiums for a period of up to 18 months in the case of termination without Cause or for Good Reason following a CIC.

(11)	Accelerated vesting (“Acceleration Percentage”) is provided on outstanding RSUs at 100% in the event of death, disability, CIC (assuming that the awards are not substituted or equitably converted in the transaction), or qualified retirement. For PSUs, except for the PSU component of the CEO One-Time award, the Acceleration Percentage is measured by the percentage of time elapsed from the commencement of the performance period to the death, disability, termination without cause, or retirement, to the total number of days in the performance period. If the Company undergoes a CIC and the surviving corporation does not assume the outstanding PSUs, or substitute equivalent equity awards, or if the surviving corporation assumes the outstanding PSUs and the grantee’s employment is terminated without cause within twelve months following the CIC, then the PSUs will become immediately vested on the date of the CIC or the date of termination of employment without cause, as applicable, with respect to 100% of the target number of performance units. The value was determined by multiplying the number of PSUs granted, times the applicable Acceleration Percentage, times the share price of $33.29 at December 31, 2024. At December 31, 2024, the actual average payout percentages were 63.9%, zero and 131.7% for PSUs granted on February 18, 2022, February 17, 2023, and May 20, 2024. In the case of a qualified termination, death or disability, the CEO One-Time PSUs, are eligible to vest based on achievement of the stock price hurdles during the performance period. At December 31, 2024, the stock price hurdles have not yet been met and therefore the PSU component of the CEO One-Time Award granted on December 13, 2022, is measured at 0% achievement.

(12)	Accelerated vesting is provided in the event of termination other than termination for cause on Mr. Mills’ One-Time RSUs granted on December 13, 2022.

(13)	Company policy provides that, upon termination, all employees are paid for any accrued but unused paid time off (“PTO”). The PTO amount above is based on 2024 accrued and unused PTO hours at December 31, 2024, times Mr. Mills’ hourly rate.

William Wallace, IV	Termination by Company for Cause ($)	Termination Other Than Termination for Cause ($)	Death ($)	Disability ($)	CIC ($)	Retirement ($)
CIC Agreement(1)	—	—	—	—	1,263,969	—
Company Paid Life Insurance(2)	—	—	500,000	—	—	—
STIP(3)	—	—	200,450	200,450	—	200,450
RSU/PSU Accelerated Vesting(4)	—	85,047	456,330	456,330	546,822	456,330
Accrued PTO(5)	49,327	49,327	49,327	49,327	49,327	49,327
Totals	49,327	134,374	1,206,107	706,107	1,860,118	706,107

(1)	Mr. Wallace’s CIC Agreement provides that if he is terminated without Cause or for Good Reason within two years following a CIC, Mr. Wallace would be paid two times the sum of (i) his then current base salary and (ii) the average STIP bonus paid to him in the last three years preceding his date of termination.

(2)	Origin provides a life insurance benefit to eligible employees of two times the employee’s current salary up to a maximum of $500,000.

(3)	Upon termination of employment for death, disability or retirement, Mr. Wallace will be paid a prorated STIP bonus based on his actual performance for the year. For the purpose of this calculation, the value reported is the full year STIP bonus amount paid to Mr. Wallace for 2024.

(4)	Accelerated vesting (“Acceleration Percentage”) is provided on outstanding RSUs at 100% in the event of death, disability, CIC (assuming that the awards are not substituted or equitably converted in the transaction), or qualified retirement. For PSUs, the Acceleration Percentage is measured by the percentage of time elapsed from the commencement of the performance period to the death, disability, termination without cause, or retirement, to the total number of days in the performance period. If the Company undergoes a CIC and the surviving corporation does not assume the outstanding PSUs, or substitute equivalent equity awards, or if the surviving corporation assumes the outstanding PSUs and the grantee’s employment is terminated without cause within twelve months following the CIC, then the PSUs will become immediately vested on the date of the CIC or the date of termination of employment without cause, as applicable, with respect to 100% of the target number of performance units. The value was determined by multiplying the number of unvested shares at December 31, 2024, times the applicable Acceleration Percentage times the share price of $33.29 at December 31, 2024. At December 31, 2024, the actual average payout percentages were 63.9%, zero and 131.7% for PSUs granted on February 18, 2022, February 17, 2023, and May 20, 2024.

(5)	Company policy provides that, upon termination, all employees are paid for any accrued but unused PTO. The PTO amount above is based on 2024 accrued and unused PTO hours at December 31, 2024, times the executive’s hourly rate.

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M. Lance Hall	Termination by Company for Cause ($)	Termination Without Cause/ Resignation for Good Reason ($)		Resignation without Good Reason ($)		Death ($)		Disability ($)		CIC ($)		Retirement ($)
Employment Agreement	—	1,841,053	(1)	—		315,525	(2)	315,525	(2)	2,761,579	(3)	315,525	(2)
Benefits Payable under SERP 01/01/2004	—	623,001	(4)	623,001	(4)	623,001	(5)	—		2,910,499	(6)	2,910,499	(6)
Benefits Payable under ESIA 10/29/2019	—	86,439	(7)	—		—		86,439	(7)	211,315	(8)	360,000	(9)
Split Dollar Life Insurance 07/23/2002(10)	—	—		—		386,693		—		—		—
Split Dollar Life Insurance 10/29/2019(11)	—	—		—		318,936		—		—		—
Company Paid Life Insurance(12)	—	—		—		500,000		—		—		—
Continuing Medical Coverage(13)	—	51,561		—		—		—		38,671		—
RSU/PSU Accelerated Vesting(14)	—	227,242		—		493,429		493,429		636,305		493,429
Accrued PTO(15)	76,131	76,131		—		76,131		76,131		76,131		76,131
Totals	76,131	2,905,427		623,001		2,713,715		971,524		6,634,500		4,155,584

(1)	Upon termination of employment without Cause or for Good Reason outside of a CIC Protection Period, Mr. Hall will be paid two times the sum of (i) his then current base salary, and (ii) the average STIP bonus paid during the last three years preceding his date of termination.

(2)	Upon termination of employment for death, disability or retirement, Mr. Hall will be paid a prorated STIP bonus based on his actual performance for the year. For the purpose of this calculation, the value reported is the full year STIP bonus amount paid to Mr. Hall for 2024.

(3)	Upon termination of employment without Cause or for Good Reason within a CIC Protection Period, Mr. Hall will be paid the sum of (i) three times his then current base salary, and (ii) three times the average STIP bonus paid during the last three years preceding his date of termination.

(4)	Amounts are equal to the Accrued Liability Retirement Balance at December 31, 2024, for Mr. Hall. If Mr. Hall is terminated without Cause or resigns prior to the age of 65, Mr. Hall will receive, as severance compensation over 15 annual installments starting on the date he turns 65, an amount equal to the accrued balance with interest, on the date of his termination, of Mr. Hall’s liability reserve account. The number reported for the payment upon termination without Cause excludes interest that would be payable when payments begin being made when Mr. Hall turns 65.

(5)	This value represents the value of the death benefit at December 31, 2024, payable to Mr. Hall’s beneficiary in a lump sum on the 1st day of the month after death.

(6)	Mr. Hall’s SERP will pay, upon Mr. Hall’s retirement at age 65, an annual benefit of $118,939 that includes an annual 1.5% COLA increase, paid in equal installments until Mr. Hall’s death. Upon a CIC, if Mr. Hall is terminated, except for Cause, he will receive the annual benefit as if he had retired at the age of 65. The projected total retirement benefit of $2,910,499 assumes death at age 86 based on the MP-2015 Mortality table.

(7)	Represents 100% of the Accrued Liability Retirement Balance as of the effective date of the termination or disability of Mr. Hall, which we assumed to be December 31, 2024.

(8)	Represents the present value of the benefits provided under the ESIA at December 31, 2024, in the event that Mr. Hall is involuntarily separated from service following a CIC, other than for Cause, using a 5.0% discount rate.

(9)	Mr. Hall has an ESIA, effective October 29, 2019, that provides for, beginning at the age of 60 and irrespective of whether Mr. Hall retires, an annual amount equal to ten percent of Mr. Hall’s annualized base salary for the calendar year in which Mr. Hall attains the age of 60. The annual payments will begin within thirty days following Mr. Hall turning 60 and continue annually for six years. For purposes of estimating the payment amount, we assumed that Mr. Hall retired and turned 60 on December 31, 2024.

(10)	Represents 80% of the net-at-risk insurance portion of the proceeds at December 31, 2024. The net-at-risk insurance portion is the total proceeds less the cash value of the policy, which will be paid in a lump sum upon Mr. Hall’s death.

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(11)	Under the 2019 Endorsement Split Dollar Life Insurance Agreement, in the event of the death of Mr. Hall while being employed by the Bank, his designated beneficiaries will be entitled to receive the lesser of (i) the present value of the benefit Mr. Hall would have received under his ESIA or (ii) the proceeds from his life insurance policy, excluding the greater of the cash surrender value or the aggregate premiums paid by the Bank. The Present Value is the lesser amount and was calculated using a 5.0% discount rate and a benefit based on his current salary at December 31, 2024.

(12)	All eligible company employees are provided with a life insurance benefit of two times their annual salary up to a maximum of $500,000.

(13)	Mr. Hall’s employment agreement provides he receive or have paid on his behalf for a period of up to 18 months following his termination without Cause or resignation for Good Reason in the CIC Protection Period, all COBRA premiums for continuation of Employer’s current medical hospitalization insurance program. If Mr. Hall is terminated without Cause or resigns for Good Reason outside of the CIC Protection Period, he will be entitled to two years of COBRA premiums until he secures alternative health benefits from a new employer or COBRA coverage terminates.

(14)	Accelerated vesting (“Acceleration Percentage”) is provided on outstanding RSUs at 100% in the event of death, disability, CIC (assuming that the awards are not substituted or equitably converted in the transaction), or qualified retirement. For PSUs, the Acceleration Percentage is measured by the percentage of time elapsed from the commencement of the performance period to the death, disability, termination without cause, or retirement, to the total number of days in the performance period. If the Company undergoes a CIC and the surviving corporation does not assume the outstanding PSUs, or substitute equivalent equity awards, or if the surviving corporation assumes the outstanding PSUs and the grantee’s employment is terminated without cause within twelve months following the CIC, then the PSUs will become immediately vested on the date of the CIC or the date of termination of employment without cause, as applicable, with respect to 100% of the target number of performance units. The value was determined by multiplying the number of unvested shares at December 31, 2024, times the applicable Acceleration Percentage times the share price of $33.29 at December 31, 2024. At December 31, 2024, the actual average payout percentages were 63.9%, zero and 131.7% for PSUs granted on February 18, 2022, February 17, 2023, and May 20, 2024.

(15)	Company policy provides that, upon termination, all employees are paid for any accrued but unused PTO. The PTO amount above is based on 2024 accrued and unused PTO hours at December 31, 2024, times Mr. Hall’s hourly rate.

Derek McGee	Termination by Company for Cause ($)	Termination Other Than Termination for Cause ($)	Death ($)	Disability ($)	CIC ($)	Retirement ($)
CIC Agreement(1)	—	—	—	—	1,461,973	—
Company Paid Life Insurance(2)	—	—	500,000	—	—	—
STIP(3)	—	—	252,938	252,938	—	252,938
RSU/PSU Accelerated Vesting(4)	—	189,930	627,095	627,095	740,203	627,095
Accrued PTO(5)	41,106	41,106	41,106	41,106	41,106	41,106
Totals	41,106	231,036	1,421,139	921,139	2,243,282	921,139

(1)	Mr. McGee’s CIC Agreement provides that if he is terminated without Cause or for Good Reason within two years following a CIC, Mr. McGee would be paid (i) two times the sum of his then current base salary, and (ii) a lump sum of two times the average STIP bonus paid to him in the last three years preceding his date of termination.

(2)	Origin provides a life insurance benefit to eligible employees of two times the employee’s current salary up to a maximum of $500,000.

(3)	Upon termination of employment for death, disability or retirement, Mr. McGee will be paid a prorated STIP bonus based on his actual performance for the year. For the purpose of this calculation, the value reported is the full year STIP bonus amount paid to Mr. McGee for December 31, 2024.

(4)	Accelerated vesting (“Acceleration Percentage”) is provided on outstanding RSUs at 100% in the event of death, disability, CIC (assuming that the awards are not substituted or equitably converted in the transaction), or qualified retirement. For PSUs, the Acceleration Percentage is measured by the percentage of time elapsed from the commencement of the performance period to the death, disability, termination without cause, or retirement, to the total number of days in the performance period. If the Company undergoes a CIC and the surviving corporation does not assume the outstanding PSUs, or substitute equivalent equity awards, or if the surviving corporation assumes the outstanding PSUs and the grantee’s employment is terminated without cause within twelve months following the CIC, then the PSUs will become immediately vested on the date of the CIC or the date of termination of employment without cause, as applicable, with respect to 100% of the target number of performance units. The value was determined by multiplying the number of unvested shares at December 31, 2024, times the applicable Acceleration Percentage times the share price of $33.29 at December 31, 2024. At December 31, 2024, the actual average payout percentages were 63.9%, zero and 131.7% for PSUs granted on February 18, 2022, February 17, 2023, and May 20, 2024.

(5)	Company policy provides that, upon termination, all employees are paid for any accrued but unused PTO. The PTO amount above is based on 2024 accrued and unused PTO hours at December 31, 2024, times the executive’s hourly rate.

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EXECUTIVE COMPENSATION

Preston Moore	Termination by Company for Cause ($)	Termination Other Than Termination for Cause ($)	Death ($)	Disability ($)	CIC ($)	Retirement ($)
CIC Agreement(1)	—	—	—	—	1,333,485	—
Company Paid Life Insurance(2)	—	—	500,000	—	—	—
STIP(3)			190,000	190,000	—	190,000
RSU/PSU Accelerated Vesting(4)	—	143,571	312,051	312,051	402,543	312,051
Accrued PTO(5)	67,614	67,614	67,614	67,614	67,614	67,614
Totals	67,614	211,185	1,069,665	569,665	1,803,642	569,665

(1)	Mr. Moore’s CIC Agreement provides that if he is terminated without Cause or for Good Reason within two years following a CIC, Mr. Moore would be paid two times the sum of (i) his then current base salary, and (ii) the average STIP bonus paid to him in the last three years preceding his date of termination.
(2)	Origin provides a life insurance benefit to eligible employees of two times the employee’s current salary up to a maximum of $500,000. The benefit will be reduced to $325,000 at age 65.

(3)	Upon termination of employment for death, disability or retirement, Mr. Moore will be paid a prorated STIP bonus based on his actual performance for the year. For the purpose of this calculation, the value reported is the full year STIP bonus amount paid to Mr. Moore for December 31, 2024.

(4)	Accelerated vesting (“Acceleration Percentage”) is provided on outstanding RSUs at 100% in the event of death, disability, CIC (assuming that the awards are not substituted or equitably converted in the transaction), or qualified retirement. For PSUs, the Acceleration Percentage is measured by the percentage of time elapsed from grant date to the death, disability, termination without cause, or retirement, to the total number of days in the performance period. If the Company undergoes a CIC and the surviving corporation does not assume the outstanding PSUs, or substitute equivalent equity awards, or if the surviving corporation assumes the outstanding PSUs and the grantee’s employment is terminated without cause within twelve months following the CIC, then the PSUs will become immediately vested on the date of the CIC or the date of termination of employment without cause, as applicable, with respect to 100% of the target number of performance units. The value was determined by multiplying the number of unvested shares at December 31, 2024, times the applicable Acceleration Percentage times the share price of $33.29 at December 31, 2024. At December 31, 2024, the actual average payout percentages were 63.9%, zero and 131.7% for PSUs granted on February 18, 2022, February 17, 2023, and May 20, 2024.

(5)	Company policy provides that, upon termination, all employees are paid for any accrued but unused PTO. The PTO amount above is based on 2024 accrued and unused PTO hours at December 31, 2024, times the executive’s hourly rate.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following disclosure of the ratio of the annual total compensation of our PEO to the annual total compensation of our median employee, other than our PEO.

Median employee total annual compensation (other than the PEO)	$ 73,015
Total annual compensation of Drake Mills, our PEO	2,544,663
Ratio of PEO to median employee compensation	35:1

The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below. Applicable rules and guidance provide flexibility in how companies identify the median employee, and other companies may use different methodologies or make different assumptions.

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We took the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and PEO:

•	The median employee was identified for 2024 based on the employee population of 1,037 on December 31, 2024, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.

•	To find the median of the annual total compensation of all our employees (other than our PEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2024. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2024, but who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our 2024 median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation. In order to determine the median employee, we then reviewed the employee list based upon a ranking of the total cash compensation of all employees other than our PEO.

•	We calculated the median employee’s total annual compensation figure by aggregating the value of all wages, cash incentives, equity incentives, Employee 401(k) employer contributions and any applicable perquisites earned or paid in 2024 in the same manner as we calculated the total annual compensation of our PEO for purposes of the Summary Compensation Table.

•	With respect to the annual total compensation of our PEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table.

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Pay Versus Performance (“PVP”)

As determined under the SEC rules, and provided in the table below, the Company must describe the relationship between the “compensation actually paid” to our CEO, who is our principal executive officer, as well as the average compensation actually paid to our non-CEO NEOs, and the following key financial metrics for the years ended December 31, 2024, 2023, 2022, 2021 and 2020, including:

•	Company Total Shareholder Return (“TSR”);
•	Peer group market capitalization weighted TSR;
•	Company net income; and
•	A Company-selected performance measure that is the most important measure used to link “compensation actually paid” to our CEO and NEOs for 2024, which we determined to be ROAA.

Compensation Actually Paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

The following were the most important financial performance measures, as determined by the Company, that link Compensation Actually Paid with the Company’s performance in the most recently completed fiscal year:

					Value of Initial Fixed $100 Investment(3) based on:
Year	Summary Compensation Table (“SCT”) Total for CEO $	Compensation Actually Paid to CEO(1) $	Average SCT Total Compensation for Non-CEO NEOs $	Average Compensation Actually Paid to Non-CEO NEOs(2) $	TSR For OBK $	TSR For Peer Group $	Net Income $	ROAA %
2024	2,544,663	2,210,474	1,005,488	1,066,999	95.23	125.60	76,492,000	0.77
2023	1,722,491	1,107,614	976,775	799,804	99.86	108.99	83,800,000	0.84
2022	10,218,272	10,110,197	1,168,452	1,084,150	101.09	111.12	87,715,000	1.01
2021	2,079,384	5,251,965	780,066	850,215	116.60	121.03	108,546,000	1.45
2020	1,563,690	(167,745)	695,203	674,913	74.53	89.64	36,357,000	0.56

(1)	Drake Mills served as CEO & President of Origin Bancorp, Inc. for each of the years presented in the table.

(2)	The NEOs for each of the years presented in the table were as follows: for 2024 and 2023, William Wallace, IV, M. Lance Hall, Derek McGee and Preston Moore; for 2022, William Wallace, IV, M. Lance Hall, Stephen Brolly, Derek McGee and Preston Moore; for 2021, Stephen Brolly, M. Lance Hall, Jim Crotwell and Preston Moore; for 2020, Stephen Brolly, M. Lance Hall, Cary Davis and Preston Moore;

(3)	Cumulative TSR assumes an initial investment of $100 at the market close on December 31, 2019, in OBK common stock and in the common stock of companies within our peer group. TSR for OBK stock was (25.47)% in 2020, 56.45% in 2021, (13.30)% in 2022, (1.22)% in 2023, and (4.64)% in 2024, for a cumulative five-year TSR of (4.77)%. A $100 investment in OBK stock on December 31, 2019, would be valued at $95.23 at December 31, 2024, which underperformed our peers as measured by the Nasdaq OMX ABA Community Bank, the peer group used for this purpose.

For each of the years presented in the PVP table, Compensation Actually Paid to Mr. Mills was calculated in accordance with SEC regulations. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Mills during the applicable year. To calculate Compensation Actually Paid for Mr. Mills, the following amounts were deducted from or added to the SCT total compensation:

84	2025 Proxy Statement

EXECUTIVE COMPENSATION

	2024	2023	2022	2021	2020
Total Compensation in SCT	$2,544,663	$1,722,491	$10,218,272	$2,079,384	$1,563,690
Minus: change in the actuarial present values reported under column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of SCT	(4,899)	—	(126,437)	(122,705)	(119,082)
Plus: service cost for pension plans	173,422	173,663	197,558	191,728	186,065
Minus: stock awards reported in SCT	(1,002,988)	(417,884)	(8,642,860)	(500,031)	—
Plus: fair value(1) at fiscal year-end of unvested stock awards granted during covered fiscal year	1,170,909	187,489	8,533,441	531,221	—
Plus/Minus: change in fair value(2) at fiscal year-end of unvested stock awards granted in any prior fiscal year	(646,624)	(526,929)	(85,469)	166,302	(165,803)
Plus/Minus: change in fair value at vesting date of stock awards granted in any prior fiscal year	(34,729)	(49,438)	4,175	101,912	(67,338)
Plus/Minus: change in fair value at fiscal year-end of unexercised stock options granted in any prior fiscal year(3)	—	—	—	—	(1,568,350)
Plus/Minus: change in fair value at exercising date of stock options granted in any prior fiscal year	—	—	—	2,798,556	—
Plus: dividends paid on stock awards not included in total compensation	10,720	18,222	11,517	5,598	3,073
Compensation Actually Paid	$2,210,474	$1,107,614	$10,110,197	$5,251,965	$(167,745)

(1)	We measure the fair value of the RSUs and RSAs at each fiscal year end by multiplying the closing market price of our common stock on the last trading day of the year by the number of shares or units that have not vested. We measure the fair value of the PSUs awarded under the LTIP, which are subject to performance conditions as dictated by the award agreements, based on actual performance at fiscal year end. We measure the fair value of the 129,735 CEO One-Time PSU Award granted on December 13, 2022, using a Monte-Carlo Simulation valuation performed at fiscal year end.

(2)	We remeasure the fair value of the RSUs and RSAs at each fiscal year end by multiplying the closing market price of our common stock on the last trading day of the year by the number of shares or units that have not vested minus the prior fiscal year end fair value of identical awards. We remeasure the fair value of the PSUs awarded, but not yet vested, under the LTIP based on actual performance attained at each fiscal year end minus the fair value of identical awards at the prior fiscal year end. Please see the LTIP PSU table below for actual performance at each fiscal year end by grant date. We remeasured the fair value of the 129,735 CEO One-Time PSU Award granted on December 13, 2022, using a Monte-Carlo Simulation valuation performed at each fiscal year end. The assumptions used in calculating the fair value of the one time PSUs and the final fair value are shown below in the Monte-Carlo Simulation Valuation Inputs and Results table.

The table below shows the actual performance of the LTIP PSUs at each fiscal year end by grant date:

	At December 31, 2024		At December 31, 2023		At December 31, 2022
Grant Date	ROAA	ROAE	ROAA	ROAE	ROAA	ROAE
LTIP PSUs - 02/18/2022	57.13%	70.67%	—%	—%	—%	89.40%
LTIP PSUs - 02/17/2023	—	—	—	—	N/A	N/A
LTIP PSUs - 05/20/2024	127.90	135.43	N/A	N/A	N/A	N/A

2025 Proxy Statement	85

EXECUTIVE COMPENSATION

	Monte-Carlo Simulation Valuation Inputs and Results
Grant date	December 13, 2022	December 13, 2022	December 13, 2022
Valuation date	December 31, 2024	December 31, 2023	December 13, 2022
Expected term in years	5	6	7
Risk-free interest rate	4.38%	3.86%	3.50%
Expected volatility	39.55	36.82	33.00
Stock Price	$ 33.29	$ 35.57	$ 36.87
Fair value per share	21.34	24.72	26.53
Shares outstanding	129,735	129,735	129,735
Total fair value	2,768,545	3,207,049	3,441,610

(3)	The fair value of the stock options was determined using the Black-Scholes model. The assumptions used in calculating the fair value of the stock options were shown below:

	Options Granted on January 1, 2005		Options Granted on October 1, 2011
	December 31, 2019	December 31, 2020	December 31, 2019	December 31, 2020
Stock price	$37.84	$27.77	$37.84	$27.77
Exercise price	8.25	8.25	17.50	17.50
Number of periods to exercise in years	5	4	11	10
Compounded risk-free interest rate	1.68%	0.39%	1.86%	0.93%
Volatility	24.37	43.00	24.37	43.00

The average Compensation Actually Paid to the non-CEO NEOs for each of the years presented in the PVP table, was calculated in accordance with SEC regulations. The dollar amounts do not reflect the actual amount of compensation earned by or paid to non-CEO NEOs during the applicable year. To calculate average CAP for non-CEO NEOs, the following amounts were deducted from or added to the SCT total compensation:

	2024	2023	2022	2021	2020
Total Compensation in SCT	$1,005,488	$976,775	$1,168,452	$780,066	$695,203
Minus: change in the actuarial present values reported under column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of SCT	—	—	(37,634)	(19,736)	(27,833)
Plus: service cost for pension plans	10,610	11,127	35,192	42,405	58,172
Minus: stock awards reported in SCT	(229,426)	(229,337)	(387,956)	(93,768)	—
Plus: fair value(1) at fiscal year-end of unvested stock awards granted during covered fiscal year	267,810	102,895	313,110	99,617	—
Plus/Minus: change in fair value(2) at fiscal year-end of unvested stock awards granted in any prior fiscal year	24,168	(59,002)	(8,589)	24,213	(23,914)

86	2025 Proxy Statement

EXECUTIVE COMPENSATION

	2024	2023	2022	2021	2020
Plus/Minus: change in fair value at vesting date of stock awards granted in any prior fiscal year	(15,248)	(5,386)	413	16,603	(27,905)
Plus: dividends paid on stock awards not included in total compensation	3,597	2,732	1,162	815	1,190
Compensation actually paid	$1,066,999	$799,804	$1,084,150	$850,215	$674,913

(1)	We measure the fair value of the RSUs and RSAs at each fiscal year end by multiplying the closing market price of our common stock on the last trading day of the year by the number of shares or units that have not vested. We measure the fair value of the PSUs awarded under the LTIP, which are subject to performance conditions as dictated by the award agreements, based on actual performance at fiscal year end.

(2)	We remeasure the fair value of the RSUs and RSAs at each fiscal year end by multiplying the closing market price of our common stock on the last trading day of the year by the number of shares or units that have not vested minus the prior fiscal year end fair value of identical awards. We remeasure the fair value of the PSUs awarded, but not yet vested, under the LTIP based on actual performance attained at each fiscal year end minus the fair value of identical awards at the prior fiscal year end. Please see the LTIP PSU table above for the actual performance at each fiscal year end by grant date.

Description of Relationships

The graph below describes the relationship between compensation actually paid to our CEO and to our non-CEO NEOs (as calculated above) and our cumulative TSR for the indicated years. In addition, the graph compares our cumulative TSR and our peer group cumulative TSR for the indicated years. The Cumulative TSR assumes an initial investment of $100 at the market close on December 31, 2019, in OBK common stock and in the common stock of companies within our peers as measured by the Nasdaq OMX ABA Community Bank. TSR for OBK stock was (25.47)% in 2020, 56.45% in 2021, (13.30)% in 2022, (1.22)% in 2023, and (4.64)% in 2024, for a cumulative five-year TSR of (4.77)%. A $100 investment in OBK stock on December 31, 2019, would be valued at $95.23 at December 31, 2024, which underperformed our peers as measured by the Nasdaq OMX ABA Community Bank.

2025 Proxy Statement	87

EXECUTIVE COMPENSATION

			Value of Initial Fixed $100 Investment based on:
Year	Compensation Actually Paid to CEO $	Average Compensation Actually Paid to Non-CEO NEOs $	TSR For OBK $	TSR For Peer Group $
2024	2,210,474	1,066,999	95.23	125.60
2023	1,107,614	799,804	99.86	108.99
2022	10,110,197	1,084,150	101.09	111.12
2021	5,251,965	850,215	116.60	121.03
2020	(167,745)	674,913	74.53	89.64

The graph below describes the relationship between compensation actually paid to our CEO and to our Non-CEO NEOs (as calculated above) and our Net Income for the indicated years.

Year	Compensation Actually Paid to CEO $	Average Compensation Actually Paid to the Non-CEO NEOs $	Net Income $
2024	2,210,474	1,066,999	76,492,000
2023	1,107,614	799,804	83,800,000
2022	10,110,197	1,084,150	87,715,000
2021	5,251,965	850,215	108,546,000
2020	(167,745)	674,913	36,357,000

88	2025 Proxy Statement

EXECUTIVE COMPENSATION

The graph below describes the relationship between compensation actually paid to our CEO and to our non-CEO NEOs (as calculated above) and our ROAA for the indicated years.

Year	Compensation Actually Paid to CEO $	Average Compensation Actually Paid to the Non-CEO NEOs $	ROAA %
2024	2,210,474	1,066,999	0.77
2023	1,107,614	799,804	0.84
2022	10,110,197	1,084,150	1.01
2021	5,251,965	850,215	1.45
2020	(167,745)	674,913	0.56

Most Important Measures to Determine 2024 Compensation Actually Paid

ROAA

ROAE

Nonperforming asset ratio, as defined in the STIP

Net charge-off ratio

2025 Proxy Statement	89

PROPOSAL 2: ADVISORY VOTE ON THE SAY-ON-PAY PROPOSAL

PROPOSAL 2: ADVISORY VOTE ON THE SAY-ON-PAY PROPOSAL

Proposal Snapshot

What am I voting on?

Stockholders are being asked, as required by Section 14A of the Exchange Act, to approve, on an advisory basis, the compensation of the NEOs for 2024, as described in the “Compensation Discussion and Analysis” section beginning on page 48 and the “Executive Compensation” section beginning on page 66.

Voting recommendation:

FOR the advisory vote to approve executive compensation. The Compensation Committee takes its stewardship responsibility to oversee the Company’s compensation programs very seriously and values thoughtful input from stockholders. The Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

This proposal, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement.

The compensation of our NEOs subject to the vote is disclosed in the Executive Compensation Tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on ensuring management’s interests are aligned with our stockholders’ interests to support long-term stockholder value creation. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, we ask our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation of our named executive officers as reflected in this proxy statement and as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, narratives and all related material.”

Because your vote is advisory, it will not be binding upon the Board. However, the views expressed by our stockholders, whether through this vote or otherwise, are important to our management and Board. Our Compensation Committee intends to consider results of this vote when evaluating our compensation policies and practices in the future.

90	2025 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON THE SAY-ON-PAY PROPOSAL

Advisory approval of this Proposal 2 requires that the proposal receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting that cast votes with respect to this Proposal 2. Abstentions and broker non-votes will count towards a quorum, but will have no effect on the outcome of this Proposal 2.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION.

2025 Proxy Statement	91

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot

What am I voting on?

Stockholders are being asked to ratify the appointment of Forvis Mazars, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection of the independent registered public accounting firm to our stockholders for ratification. If our stockholders should not ratify the appointment of Forvis Mazars, LLP, the Audit Committee will reconsider the appointment.

Voting recommendation:

FOR the ratification of the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Forvis Mazars, LLP has been approved by the Audit Committee of the Company to be the independent registered public accounting firm of the Company for the 2025 fiscal year. Forvis Mazars, LLP, and their predecessor companies, FORVIS, LLP and BKD, LLP, has served as the Company’s auditors since 2016. The Company has been advised by Forvis Mazars, LLP that neither it nor any of its members had any financial interest, direct or indirect, in the Company nor has Forvis Mazars, LLP, had any connection with the Company or any of the Company’s subsidiaries in any capacity other than as an independent registered public accounting firm. Stockholder ratification of the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year is not required by the Company’s Bylaws, state law or otherwise. However, the Board is submitting the appointment of Forvis Mazars, LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment, the Audit Committee will consider this information when determining whether to retain Forvis Mazars, LLP for future services.

Representatives of Forvis Mazars, LLP are expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

The ratification of such appointment will require the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF FORVIS MAZARS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025.

92	2025 Proxy Statement

OTHER INFORMATION

OTHER INFORMATION

Stock Ownership of Principal Stockholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at February 21, 2025, by (i) current directors and NEOs of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

The table below calculates the percentage of beneficial ownership based on 31,243,906 shares of common stock outstanding at February 21, 2025. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to convertible or exercisable securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of February 21, 2025, if any. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned (#)	Percent of Class (%)
5% Holders
BlackRock, Inc.(1)	2,663,229	8.5
T. Rowe Price Investment Management, Inc.(2)	2,550,352	8.2
Vanguard Group Inc.(3)	1,639,682	5.2
All Directors, Nominees and Named Executive Officers
Daniel Chu(4)	3,983	*
James D’Agostino, Jr.(4)(5)	63,572	*
James Davison, Jr.(4)	671,954	2.2
Jay Dyer(4)(6)	130,131	*
A. La’Verne Edney(4)	4,899	*
Meryl Farr(4)	4,899	*
Richard Gallot, Jr.(4)	7,969	*
Stacey Goff(4)	7,276	*
M. Lance Hall(7)	62,499	*
Cecil Jones(8)	2,733	*
Michael Jones(4)	212,206	*
Gary Luffey(4)	158,642	*
Farrell Malone(4)	11,367	*
Derek McGee(9)	15,489	*
Drake Mills(10)	204,431	*
Preston Moore(11)	63,581	*
Lori Sirman(12)	219,120	*
Elizabeth Solender(4)(13)	18,669	*
Steven Taylor(4)	55,881	*
William Wallace, IV(14)	8,870	*
All Directors Nominees and Executive Officers, as a group (22 persons)	1,996,273

2025 Proxy Statement	93

OTHER INFORMATION

* Less than 1%.

(1)	Represents shares of the Company’s common stock beneficially owned at December 31, 2024, based on the Schedule 13F-HR filed by BlackRock, Inc. on February 7, 2025. According to the Schedule 13F-HR, BlackRock, Inc. has sole voting power with respect to 2,576,021 shares and sole dispositive power with respect to 2,663,229 shares of the Company’s common stock. The mailing address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(2)	Represents shares of the Company’s common stock beneficially owned at December 31, 2024, based on the Schedule 13F-HR filed by T. Rowe Price Investment Management, Inc. on February 14, 2025. According to the Schedule 13F-HR, T. Rowe Price Investment Management, Inc. has sole voting power with respect to 2,550,352 shares and sole dispositive power with respect to 2,550,352 shares of the Company’s common stock. The mailing address for T. Rowe Price Investment Management, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)	Represents shares of the Company’s common stock beneficially owned at December 31, 2024, based on the Schedule 13F-HR filed by Vanguard Group Inc on February 11, 2025. According to the Schedule 13F-HR, Vanguard Group Inc has sole voting power with respect to 0 shares and sole dispositive power with respect to 1,593,077 shares of the Company’s common stock. The mailing address for Vanguard Group Inc is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Includes 1,514 shares of unvested restricted stock.

(5)	Includes 18,131 shares of common stock held by Houston Trust Company. Mr. D’Agostino, Jr. serves as chairman of the Board of Directors and on the Investment Committee of Houston Trust Company and has shared voting and dispositive power over the shares. Mr. D’Agostino, Jr. disclaims any beneficial ownership in the shares of common stock held by Houston Trust Company, except to the extent of his pecuniary interest in Houston Trust Company. Pursuant to SEC rules, the inclusion of these securities in this proxy statement shall not be deemed an admission of beneficial ownership of all of the reported securities by any reporting person for purposes of Section 16 or for any other purpose. Additionally, his holdings include 26,544 shares held jointly by Mr. D’Agostino, Jr. and his spouse.

(6)	Includes 57,906 shares of common stock held by SBSPBL, LP. Mr. Dyer has investment control over the shares held or controlled by SBSPBL, LP, a limited partnership. Mr. Dyer disclaims any beneficial ownership in the shares of common stock held by SBSPBL, LP, except to the extent of his pecuniary interest therein. Pursuant to SEC rules, the inclusion of these securities in this proxy statement shall not be deemed an admission of beneficial ownership of all of the reported securities by any reporting person for purposes of Section 16 or for any other purpose. Additionally, Mr. Dyer’s holdings include 3,822 held of record in an individual retirement account for his benefit, 18,781 shares held in the Employee 401(k) and 97 shares held by Mr. Dyer’s children.

(7)	Includes 34,874 shares held in the Employee 401(k) allocated to Mr. Hall’s account.

(8)	Includes 733 shares of unvested restricted stock.

(9)	Includes 735 shares held of record in an individual retirement account for his benefit and 464 shares held in the Employee 401(k).

(10)	Includes 3,466 shares held of record in an individual retirement account for his benefit and 56,095 shares held in the 401(k) allocated to Mr. Mills’ account.

(11)	Includes 46,724 shares held jointly by Mr. Moore and his spouse, 13,760 shares held in the Employee 401(k), 1,500 shares held of record in an individual retirement account for Mr. Moore’s benefit and 1,597 vested, but deferred shares held for his benefit.

(12)	Includes 98,299 fully vested and exercisable options, 8,829 shares held of record in an individual retirement account for Ms. Sirman’s benefit, and 25,309 shares held in the Employee 401(k) allocated to Ms. Sirman’s account.

(13)	Includes 7,000 shares held of record in an individual retirement account for Ms. Solender’s benefit.

(14)	Includes 1,792 shares held in the Employee 401(k) allocated to Mr. Wallace’s account.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires the Company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of our common stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC. Based solely on a review of the reports filed for the fiscal year ending December 31, 2024, and related written representations, we believe that all Section 16(a) reports were filed on a timely basis.

94	2025 Proxy Statement

ANNUAL REPORT ON FORM 10-K

ANNUAL REPORT ON FORM 10-K

Our financial statements for the fiscal year ended December 31, 2024, are included in our Annual Report on Form 10-K, which was filed with the SEC on February 27, 2025. Our annual report and this proxy statement are posted on our website at www.origin.bank and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report and any exhibits thereto without charge by sending a written request to Investor Relations, Origin Bancorp, Inc., 500 South Service Road East, Ruston, Louisiana 71270. The Annual Report on Form 10-K includes financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2024, and the report thereon of Forvis Mazars, LLP, the Company’s independent registered public accounting firm. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

2025 Proxy Statement	95

HOUSEHOLDING OF PROXY MATERIALS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means additional convenience for stockholders and cost savings for companies by reducing printing and postage costs.

This year, we expect that a number of brokers with account holders who are stockholders will be “householding” the Company’s proxy materials. If you have received a notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders should contact their brokers if they currently receive multiple copies of the Notice or of printed proxy materials at their addresses and would like to request “householding” of their communications or, alternatively, if such stockholder no longer wishes to participate in “householding” who would prefer to receive separate copies.

A single Notice or, if applicable, a single set of printed proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the Company from the affected stockholders. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or set of printed proxy materials, please direct your written request to Corporate Secretary, at 500 South Service Road East, Ruston, Louisiana 71270, or contact the Company at (318) 255-2222.

ORIGIN BANCORP, INC.

Jim Crotwell
Corporate Secretary
Ruston, Louisiana
March 13, 2025

96	2025 Proxy Statement

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Elect eleven directors to serve until the annual meeting of stockholders for the year in which his or her term expires and until their successors are elected and qualified. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Daniel Chu ■ ■ ■ 07 Stacey Goff ■ ■ ■ 02 James D’Agostino, Jr. ■ ■ ■ 08 Cecil Jones ■ ■ ■ 03 James Davison, Jr. ■ ■ ■ 09 Michael Jones ■ ■ ■ Signature(s) in Box Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include the title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy card. Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: ■ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 04 A. La’Verne Edney ■ ■ ■ 10 Gary Luffey ■ ■ ■ 05 Meryl Farr ■ ■ ■ 11 Drake Mills ■ ■ ■ 06 Richard Gallot, Jr. ■ ■ ■ 2. Approve, on a non-binding advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal.”) ■ For ■ Against ■ Abstain 3. Ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. ■ For ■ Against ■ Abstain THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY CARD IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. THE PROXY ALSO CONFERS ON THE PROXIES THE DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY MATTER PROPERLY PRESENTED AT THE ANNUAL MEETING. The undersigned hereby acknowledges receipt of a copy of the accompanying Annual Report and Proxy Statement and hereby revokes any proxy or proxies heretofore given. Please complete, date and sign as your account name appears on this proxy card and return this proxy card in the enclosed envelope. If acting as executor, administrator, trustee, guardian or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation, partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each stockholder named should sign this proxy card. Date _____________________________________

ORIGIN BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 23, 2025 12:00 p.m. Central Time Squire Creek Country Club 289 Squire Creek Parkway Choudrant, LA 71227 Origin Bancorp, Inc. 500 South Service Road East Ruston, Louisiana 71270 Proxy This proxy is solicited on behalf of the Board of Directors of Origin Bancorp, Inc. (the “Company”). The undersigned stockholder of the Company hereby appoints Drake Mills and James D’Agostino, Jr., and each of them, as proxy, each with the power to appoint his substitute, and hereby authorizes each such proxy to represent and to vote, as designated using one of the options below, all the shares of common stock, par value $5.00 per share, of the Company which the undersigned would be entitled to vote if present at the Annual Meeting of stockholders to be held on Wednesday, April 23, 2025 at 12:00 p.m., Central Time (the “Meeting”), or any adjournment(s) or postponement(s) thereof, and at his discretion, each proxy is authorized to vote upon such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you completed, signed and returned your proxy card. : ( * INTERNET/MOBILE PHONE MAIL https://www.proxypush.com/obk 1-866-883-3382 Complete, sign and date your Use the Internet to vote your proxy Use a touch-tone telephone to proxy card and return it in the must receive your proxy via mail no later than April 22, 2025. For shares of common stock held under the Employee 401(k) Plan, you must vote your proxy no later than 11:59 p.m. (CT) on April 20, 2025. If you vote your proxy by Internet or by telephone and received a paper proxy card, you do NOT need to mail back your proxy card. up until April 22, 2025 at 11:59 p.m. (CT). vote your proxy up until April 22, 2025 pre-addressed postage-paid at 11:59 p.m. (CT). envelope provided. The Company